Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-229381

PROSPECTUS

192,000,000 SPDR® Gold MiniSharesSM

SPDR® GOLD MINISHARESSM TRUST, A SERIES OF WORLD GOLD TRUST

The World Gold Trust (the “Trust”) is organized as a Delaware statutory trust with multiple series. Each series of the Trust issues shares of beneficial interest, which represent units of fractional undivided beneficial interest in and ownership of such series only. A single series of the Trust, the SPDR® Gold MiniSharesSM Trust (also referred to as “GLDM”), is offered pursuant to this prospectus. GLDM issues SPDR® Gold MiniSharesSM, which are referred to as “Shares” in this prospectus, unless the context otherwise requires. References to “Series” refer to GLDM and/or the other Series of the Trust, as applicable. The investment objective of GLDM is for the Shares to reflect the performance of the price of gold bullion, less GLDM’s expenses. The assets of GLDM include only gold bullion, gold bullion receivables and cash, if any.

GLDM intends to issue Shares on a continuous basis. The Shares may be purchased from GLDM only in one or more blocks of 100,000 Shares (a block of 100,000 Shares is called a “Creation Unit”). GLDM issues Shares in Creation Units to institutional investors referred to as “Authorized Participants” on an ongoing basis as described in “Plan of Distribution.” Creation Units will be offered continuously at the net asset value (“NAV”) for 100,000 Shares on the day that an order to create a Creation Unit is accepted by GLDM. GLDM Shares are listed on the NYSE Arca under the symbol “GLDM.”

GLDM is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and its sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator with respect to GLDM or a commodity trading advisor with respect to GLDM.

WGC USA Asset Management Company, LLC is the Sponsor of the Trust (the “Sponsor”). The Trust was formed pursuant to an Agreement and Declaration of Trust dated as of August 27, 2014, as amended and restated on June 30, 2016 and further amended and restated on September 13, 2016, January 6, 2017 and April 16, 2018, between the Sponsor and the Trustee (the “Declaration of Trust”).

BNY Mellon Asset Servicing, a division of The Bank of New York Mellon (“BNYM”) is the Administrator (the “Administrator”) and Transfer Agent (the “Transfer Agent”) of the Trust. BNYM also serves as the custodian of the Trust’s cash, if any. The Sponsor appointed ICBC Standard Bank Plc as the custodian (the “Custodian”) of the Trust’s Gold Bullion, as defined below. Delaware Trust Company is the trustee of the Trust (the “Trustee”). State Street Global Advisors Funds Distributors, LLC is the marketing agent of the Trust (the “Marketing Agent”).

The Trust is an “emerging growth company” subject to reduced public company reporting requirements under U.S. federal securities laws.

Investing in the Shares involves significant risks. See “Risk Factors” starting on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

GLDM issues and redeems Shares from time to time in Creation Units only to Authorized Participants in exchange for the delivery to GLDM, or the distribution by GLDM, of the amount of Gold Bullion represented by the Creation Units being created or redeemed. This amount is based on the combined NAV of the number of Shares included in the Creation Units being created or redeemed, as applicable, determined on the day the order to create or redeem Creation Units is accepted, as described in “Creation and Redemption of Shares.” The Shares are sold to the public at varying prices to be determined by reference to, among other considerations, the price of gold and the trading price of the Shares on the NYSE Arca at the time of each sale.

The Shares are neither interests in nor obligations of the Sponsor, the Trustee, the Administrator, the Transfer Agent, the Custodian, the Marketing Agent or their respective affiliates.

The date of this prospectus is February 1, 2019.

This prospectus contains information you should consider when making an investment decision about the Shares. You may rely on the information contained in this prospectus. The Trust and the Sponsor have not authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the Shares in any jurisdiction where the offer or sale of the Shares is not permitted.

The Shares are not registered for public sale in any jurisdiction other than the United States.

Authorized Participants may be required to deliver a prospectus when making transactions in the Shares.

The information contained in the section captioned “Overview of The Gold Industry” is based on information obtained from sources that the Sponsor believes are reliable. This prospectus summarizes certain documents and other information in a manner the Sponsor believes to be accurate. In making an investment decision, you must rely on your own examination of the Trust, the gold industry, the operation of the Gold Bullion market, and the terms of the offering and the Shares, including the merits and risks involved. Although the Sponsor believes this information to be reliable, the accuracy and completeness of this information is not guaranteed and has not been independently verified.

i

Statement Regarding Forward-Looking Statements

This prospectus includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “it is likely” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that may occur in the future, including such matters as changes in commodity prices and market conditions (for gold and the Shares), the Trust’s operations, the Sponsor’s plans and references to GLDM’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus; general economic, market and business conditions; changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies; and other world economic and political developments. See “Risk Factors” starting on page 8. Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, GLDM’s operations or the value of the Shares. Moreover, neither the Sponsor nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Except as required under Item 512 of Regulation S-K or other applicable securities laws, none of the Trust, the Sponsor or the Marketing Agent is under a duty to update any of the forward-looking statements to conform such statements to actual results or to reflect a change in the Sponsor’s expectations or predictions.

ii

Prospectus Summary

This is only a summary of the prospectus and, while it contains material information about GLDM and the Shares, it does not contain or summarize all of the information about GLDM and the Shares contained in this prospectus that is material or that may be important to you. You should read this entire prospectus, including “Risk Factors” beginning on page 8, before making an investment decision about the Shares.

Definitions used in this prospectus can be found in the Glossary of Defined Terms in Appendix A.

TRUST STRUCTURE

The Trust

World Gold Trust (the “Trust”) was formed as a Delaware statutory trust on August 27, 2014. The Trust consists of multiple series (each, a “Series”). Each Series issues common units of beneficial interest (the “Shares”) that represent units of fractional undivided beneficial interest in and ownership of such Series. The term of the Trust and each Series is perpetual (unless terminated earlier in certain circumstances). The Trust was organized in separate series as a Delaware statutory trust rather than as separate statutory trusts to achieve certain administrative and other efficiencies. Delaware Trust Company is the sole Trustee of the Trust. The material terms of the Trust Declaration of Trust are discussed in greater detail under the section “The Declaration of Trust.”

GLDM

The Series offered pursuant to this prospectus is the SPDR® Gold MiniSharesSM Trust, which is sometimes referred to herein as “GLDM.” The investment objective of GLDM is for the Shares to reflect the performance of the price of gold bullion, less GLDM’s expenses. GLDM’s only ordinary recurring expense is the Sponsor’s annual fee of 0.18% of the NAV of GLDM. The Sponsor believes that, for many investors, the Shares represent a cost-effective investment in gold. The Shares of GLDM represent units of fractional undivided beneficial interest in and ownership of GLDM and will be offered on a continuous basis. GLDM issues and redeems Shares from time to time in Creation Units only to Authorized Participants. GLDM Shares trade under the ticker symbol “GLDM” on the NYSE Arca and other securities exchanges. Authorized Participants and other investors buy and sell Shares in the secondary market, largely in response to changing demand for GLDM Shares. The principal offices of the Trust and GLDM are located at c/o WGC USA Asset Management Company, LLC, 685 Third Avenue, 27th Floor, New York, New York 10017.

The Sponsor

The Sponsor of the Trust and GLDM is WGC USA Asset Management Company, LLC (“WGC AM”). The Sponsor is a Delaware limited liability company and was formed on August 1, 2014. Under the Delaware Limited Liability Company Act and the governing documents of the Sponsor, WGC (US) Holdings, Inc. (“WGCUS”), the sole member of the Sponsor, is not responsible for the debts, obligations and liabilities of the Sponsor solely by reason of being the sole member of the Sponsor. WGC AM is wholly-owned by WGCUS, a corporation registered under Delaware law.

The Sponsor is responsible for establishing GLDM and for the registration of the Shares. The Sponsor generally oversees the performance of GLDM’s principal service providers, but does not exercise day-to-day oversight over such service providers. The Sponsor maintains a public website on behalf of GLDM, containing information about GLDM and the Shares. The Sponsor’s website is www.spdrgoldshares.com. This Internet address is only provided here as a convenience to you and the information contained on or connected to the Sponsor’s website is not considered part of this prospectus. The general role and responsibilities of the Sponsor, as well as the principals and key personnel of the Sponsor, are discussed in greater detail under the section “The Declaration of Trust — The Sponsor.”

The Administrator

The Administrator of GLDM is BNY Mellon Asset Servicing, a division of The Bank of New York Mellon (“BNYM”). The Administrator is generally responsible for the day-to-day administration and operation of GLDM, including the calculation of GLDM’s NAV and NAV per Share. The general role and responsibilities of the Administrator are discussed in greater detail under the section “Description of Key Service Providers — The Administrator.”

The Transfer Agent

BNYM serves also as GLDM’s Transfer Agent in connection with Creation and Redemption transactions of Shares and acts as GLDM’s distribution disbursing agent. The Transfer Agent receives and processes orders from Authorized Participants to create and redeem Creation Units and coordinates the processing of such orders with the Custodian and The Depository Trust Company (“DTC”). The general role and responsibilities of the Transfer Agent are discussed in greater detail under the section “Description of Key Service Providers — The Transfer Agent.”

The Custodian (Cash Only)

BNYM serves also as the custodian of GLDM’s cash, if any. BNYM is generally responsible for establishing and maintaining one or more cash accounts for GLDM. BNYM also maintains books and records segregating the assets of GLDM from the assets of any other series of the Trust. The general role and responsibilities of BNYM as custodian of GLDM’s cash are discussed in greater detail under the section “Description of Key Service Providers — The Custodian (Cash Only).”

The Custodian

The Sponsor has appointed ICBC Standard Bank Plc as the Custodian of GLDM. The Custodian is responsible for the safekeeping of the Gold Bullion bars delivered to GLDM in connection with the creation of Creation Units by Authorized Participants. The Custodian also facilitates the transfer of Gold Bullion into and out of GLDM through Gold Bullion accounts it maintains for Authorized Participants and GLDM. The Custodian is a market maker, clearer and approved weigher under the rules of the London Bullion Market Association (“LBMA”). In addition, the Custodian has agreed under the Allocated Gold Account Agreement to maintain insurance in connection with the storage of GLDM’s precious metal on such terms and conditions as it considers appropriate, which may not cover the full amount of gold. There can be no guarantee such insurance will be sufficient to cover all potential loss of gold deposits. The general role, responsibilities and regulation of the Custodian are further described in section “Description of Key Service Providers — The Custodian.”

The Marketing Agent

The Marketing Agent is State Street Global Advisors Funds Distributors, LLC. The Sponsor has entered into the Marketing Agent Agreement with the Marketing Agent to assist the Sponsor in marketing the Shares. The Marketing Agent is a registered broker-dealer with the SEC and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). The general role, responsibilities and regulation of the Marketing Agent are further described in section “Description of Key Service Providers — The Marketing Agent.”

The Trust Is an Emerging Growth Company

The Trust is an “emerging growth company” subject to reduced public company reporting requirements under U.S. federal securities laws. The Trust has not elected to make use of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). This election is irrevocable. However, under the JOBS Act, emerging growth companies like the Trust are subject to reduced public company reporting requirements, as more fully described in the section “Risk Factors.”

The Trust will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year on which the fifth anniversary of its initial public offering of Shares occurs, (ii) the last day of the fiscal year on which the Trust has annual gross revenues of $1.07 billion or more and (iii) the Trust becoming a “large accelerated filer” within the meaning of the Exchange Act. Other conditions that may trigger a loss of “emerging growth company” status, such as certain issuances of non-convertible debt, are not expected to apply to the Trust due to the limited nature of its operations.

GLDM’S OBJECTIVE

The investment objective of GLDM is for the Shares to reflect the performance of the price of gold bullion, less the expenses of GLDM’s operations. GLDM’s only ordinary recurring expense is the Sponsor’s annual fee of 0.18% of the NAV of GLDM. The Shares are designed for investors who want a cost-effective and convenient way to invest in gold. Advantages of investing in the Shares include:

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Ease and Flexibility of Investment. The Shares trade on the NYSE Arca and provide institutional and retail investors with indirect access to the gold bullion market. The Shares may be bought and sold on the NYSE Arca like any other exchange-listed securities, and the Shares regularly trade until 4:00 p.m. New York time.

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Expenses. The Sponsor expects that, for many investors, costs associated with buying and selling the Shares in the secondary market and the payment of GLDM’s ongoing expenses will be lower than the costs associated with buying and selling gold bullion and storing and insuring gold bullion in a traditional allocated gold bullion account.

Investing in the Shares does not insulate the investor from certain risks, including price volatility. See “Risk Factors.”

PRINCIPAL OFFICES

GLDM’s office is located at 685 Third Avenue, 27th Floor, New York, New York 10017 and its telephone number is 212-317-3800. The Sponsor’s office is located at 685 Third Avenue, 27th Floor, New York, New York 10017 and its telephone number is 212-317-3800. The Trustee’s office is located at 251 Little Falls Drive, Wilmington, Delaware 19808. The Administrator’s office is located at 2 Hanson Place, Brooklyn, New York 11217. The Transfer Agent’s office is located at 2 Hanson Place, Brooklyn, New York 11217. The Custodian’s office is located at 20 Gresham Street, London, EC2V 7JE, United Kingdom. The Marketing Agent’s office is located at One Iron Street, Boston, Massachusetts 02210.

The Offering

Offering	The Shares represent units of fractional undivided beneficial interest in and ownership of GLDM.

Use of Proceeds	Proceeds received by GLDM from the issuance and sale of Creation Units consist of Gold Bullion deposits. During the life of GLDM such proceeds will only be (1) held by GLDM, (2) disbursed or sold as needed to pay GLDM’s ongoing expenses and (3) distributed to Authorized Participants in connection with the redemption of Creation Units.

NYSE Arca Symbol	GLDM

CUSIP	98149E 204

Creation and Redemption	GLDM issues and redeems the Shares from time to time, but only in large aggregations of Shares (as of the date of this prospectus, 100,000 Shares) referred to as Creation Units. Creation Units may be created or redeemed only by Authorized Participants. The creation and redemption of Creation Units require the delivery to GLDM or the distribution by GLDM of the amount of Gold Bullion represented by the Creation Units being created or redeemed. The dollar amount of a Creation Unit is a function of the NAV of the number of Shares included in the Creation Unit. The initial amount of Gold Bullion required for deposit with GLDM to create Shares is 1,000 ounces per Creation Unit. The number of ounces of Gold Bullion required to create a Creation Unit or to be delivered upon the redemption of a Creation Unit gradually decreases over time, due to the accrual of GLDM’s expenses and the sale of GLDM’s Gold Bullion to pay GLDM’s expenses. Authorized Participants pay a transaction fee for each order to create or redeem Creation Units. Authorized Participants may sell the Shares included in the Creation Units they create to other investors. See the section “Creation and Redemption of Shares” for more details.

Net Asset Value

GLDM’s NAV is the aggregate value of GLDM’s assets less its liabilities (which include estimated accrued but unpaid fees and expenses). GLDM’s NAV is calculated based on the price of gold per ounce times the number of ounces of gold owned by GLDM. For purposes of calculating NAV, the number of ounces of gold owned by GLDM reflects the amount of gold delivered into (or out of) GLDM on a daily basis by Authorized Participants creating and redeeming Shares. Except as otherwise described herein, in determining the NAV of GLDM, the Administrator generally values the Gold Bullion held by GLDM on the basis of the LBMA Gold Price PM. If no LBMA Gold Price PM is made on a particular evaluation day or if the LBMA Gold Price PM has not been announced by 12:00 p.m. New York time on a particular evaluation day, the next most recent LBMA Gold Price (AM or PM) is used to determine the NAV of GLDM, unless the Sponsor determines that such price is inappropriate to use as the basis for such determination. If the Sponsor determines that such price is inappropriate to use, it shall identify an alternate basis for evaluation of the Gold Bullion held by GLDM.

The Administrator also determines the NAV per Share, which equals GLDM’s NAV, divided by the number of outstanding Shares.

Purchases and Sales in the Secondary Market	The Shares of GLDM are listed on the NYSE Arca and traded on the NYSE Arca and other national securities exchanges.

Creation Units of Shares in GLDM may be created or redeemed only by Authorized Participants. It is expected that Creation Units in GLDM will be created when there is sufficient demand for Shares in GLDM as when, for example, the market price per Share is at a premium to the NAV per Share. Authorized Participants are expected to sell such Shares to the public at prices that are expected to reflect, among other factors, the intra-day value of gold and the supply of and demand for Shares at the time of sale. Similarly, it is expected that Creation Units in GLDM will be redeemed when the market price per Share of GLDM is at a discount to the NAV per Share. Retail investors seeking to purchase or sell Shares on any day are expected to effect such transactions in the secondary market, on the NYSE Arca or other national securities exchanges, at the market price per Share, rather than in connection with the creation or redemption of Creation Units.

The market price of the Shares of GLDM is not identical to the end-of-day NAV per Share. However, the market price per Share is expected to be close to the intra-day value of GLDM, which is provided on the Sponsor’s website. Investors are able to use the indicative intra-day value per Share as a reference to help determine if they want to purchase or sell Shares in the secondary market. The indicative intra-day value per Share of GLDM is based on the prior day’s final NAV, adjusted four times per minute throughout the trading day to reflect the continuous estimated price changes of GLDM’s investments in gold to provide a continuously updated estimated NAV per Share. Retail investors may purchase and sell Shares through traditional brokerage accounts or other intermediaries. Purchases or sales of Shares may be subject to customary brokerage commissions and other transaction charges. Investors are encouraged to review the terms of their brokerage accounts for applicable charges.

GLDM Expenses	GLDM’s only ordinary recurring expense is the Sponsor’s annual fee of 0.18% of GLDM’s NAV. The Sponsor’s annual fee accrues daily and is payable by GLDM monthly in arrears. GLDM’s expenses reduce the NAV of GLDM.

Sponsor Fees	The Sponsor receives an annual fee equal to 0.18% of the daily NAV of GLDM. The Sponsor’s compensation is paid in consideration of the Sponsor’s (i) services under the Sponsor Agreement and the Declaration of Trust and (ii) the payment by the Sponsor of the ordinary fees and expenses of GLDM, including but not limited to, the fees charged by the Administrator, the Custodian, the Marketing Agent and the Trustee. The Sponsor shall not be required to pay any extraordinary expenses not incurred in the ordinary course of GLDM’s business. Extraordinary expenses are fees and expenses that are unexpected or unusual in nature, such as legal claims and liabilities and litigation costs or indemnification or other unanticipated expenses. Extraordinary fees and expenses also include material expenses which are not currently anticipated obligations of GLDM. Routine operational, administrative and other ordinary expenses are not deemed extraordinary expenses.

Voting Rights	Shareholders have no voting rights except as the Sponsor may consider desirable and so authorize in its sole discretion.

Termination Events	The Sponsor may terminate and liquidate GLDM or the Trust for any reason in its sole discretion. The Sponsor would likely terminate and liquidate GLDM if one of the following events occurs:

•	DTC, the securities depository for the Shares, is unwilling or unable to continue as the securities depository for the Shares and the Sponsor determines that no suitable replacement is available;

•	The Shares are de-listed from the NYSE Arca and are not listed for trading on another U.S. national securities exchange within five Business Days from the date the Shares are de-listed; or

•	The Trust fails to qualify for treatment, or ceases to be treated, for U.S. federal income tax purposes, as a grantor trust.

For additional information relating to resignation of the Custodian, see “Risk Factors — Risks Related to the Custodian — Resignation of the Custodian would likely lead to the termination of GLDM if no successor is appointed.”

Upon the termination of GLDM, the Sponsor will, within a reasonable time after the termination of GLDM, sell all of the Gold Bullion not already distributed to Authorized Participants redeeming Creation Units, if any, and, after paying or making provision for GLDM’s liabilities, distribute the proceeds to the Shareholders. See “The Declaration of Trust — Termination of the Trust or GLDM.”

Authorized Participants

Creation Units may be created or redeemed only by Authorized Participants. Each Authorized Participant must (1) be a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, (2) be a DTC Participant, and (3) have entered into an agreement to create and redeem GLDM Shares, referred to as a “Participant Agreement.” The Participant Agreement provides the procedures for the creation and redemption of Creation Units and for the delivery of Gold Bullion required for such creations or redemptions. A list of the current Authorized Participants can be obtained from the Administrator or the Sponsor. See “Creation and Redemption of Shares” for more details.

Clearance and Settlement	The Shares are evidenced by global certificates that the Trust issues to DTC. The Shares are available only in book-entry form. Shareholders may hold their Shares through DTC, if they are DTC Participants, or indirectly through entities that are DTC Participants.

Risk Factors

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this prospectus, including GLDM’s financial statements and the related notes.

RISKS RELATED TO AN INVESTMENT IN SHARES

RISKS RELATED TO GOLD

The sale of GLDM’s Gold Bullion to pay expenses at a time of low gold prices could adversely affect the value of the Shares.

The Sponsor will sell Gold Bullion held by GLDM to pay GLDM expenses on an as-needed basis irrespective of then-current gold prices. GLDM is not actively managed and no attempt will be made to buy or sell Gold Bullion to protect against or to take advantage of fluctuations in the price of gold. Consequently, GLDM’s Gold Bullion may be sold at a time when the gold price is low, resulting in a negative effect on the value of the Shares.

An adverse development may lead to a decrease in Gold Bullion trading prices.

An adverse development with respect to one or more factors such as global gold supply and demand, investors’ inflation expectations, exchange rate volatility and interest rate volatility may lead to a decrease in Gold Bullion trading prices. A decline in prices of gold would have a negative impact on GLDM’s NAV and Shares.

Substantial sales of gold by the official sector could adversely affect an investment in the Shares.

The official sector consists of central banks, other governmental agencies and multi-lateral institutions that buy, sell and hold gold as part of their reserve assets. The official sector holds a significant amount of gold, most of which is static, meaning that it is held in vaults and is not bought, sold, leased or swapped or otherwise mobilized in the open market. Since 1999, most sales have been made in a coordinated manner under the terms of the Central Bank Gold Agreement, as amended, under which 18 of the world’s major central banks (including the European Central Bank) agree to limit the level of their gold sales and lending to the market. In the event that future economic, political or social conditions or pressures require members of the official sector to liquidate their gold assets all at once or in an uncoordinated manner, the demand for gold might not be sufficient to accommodate the sudden increase in the supply of gold to the market. Consequently, the price of gold could decline significantly, which would adversely affect an investment in the Shares.

Crises may motivate large-scale sales of gold, which could decrease the price of gold and adversely affect an investment in the Shares.

The possibility of large-scale distress sales of gold in times of crisis may have a negative impact on the price of gold and adversely affect an investment in the Shares. For example, the 2008 financial crisis resulted in significantly depressed prices of gold largely due to forced sales and deleveraging by institutional investors such as hedge funds and pension funds. Crises in the future may impair gold’s price performance, which would, in turn, adversely affect an investment in the Shares.

Purchasing activity in the gold market associated with the delivery of Gold Bullion to GLDM in exchange for Creation Units may cause a temporary increase in the price of gold, which may adversely affect an investment in the Shares.

Purchasing activity associated with acquiring the Gold Bullion required for deposit into GLDM in connection with the creation of Creation Units may temporarily increase the market price of gold, which would likely result in higher prices for the Shares. Temporary increases in the market price of gold may also occur as a result of the purchasing activity of other market participants. Other market participants may attempt to benefit from an increase in the market price of gold that may result from increased purchasing activity of gold connected with the issuance of Creation Units. Consequently, the market price of gold may decline immediately after Creation Units are created. If the price of gold declines, it will have a negative impact on the value of the Shares.

The price of gold may be affected by the sale of gold by exchange-traded funds (“ETFs”) or other exchange-traded vehicles tracking gold markets.

To the extent existing ETFs or other exchange-traded vehicles tracking gold markets represent a significant proportion of demand for physical Gold Bullion, large redemptions of the securities of these ETFs or other exchange traded vehicles could negatively affect physical Gold Bullion prices and the price and NAV of the Shares.

The value of the Gold Bullion held by GLDM is determined using the LBMA Gold Price PM. Potential discrepancies in the calculation of the LBMA Gold Price PM, as well as any future changes to the LBMA Gold Price PM, could offset the value of the Gold Bullion held by GLDM and could have an adverse effect on the methodology used to calculate the investment in the Shares.

The LBMA Gold Price is determined twice each Business Day (10:30 a.m. and 3:00 p.m. London time) by the participants in a physically settled, electronic and tradable auction administered by the IBA. The IBA oversees a bidding process that determines the price of gold by matching buy and sell orders submitted by the participants for the applicable auction time. GLDM’s NAV is determined each day that GLDM’s principal market, the NYSE Arca, is open for regular trading, based on the price of gold per ounce applied against the number of ounces of gold owned by GLDM. In determining GLDM’s NAV, the Administrator generally will value the Gold Bullion held by GLDM based on the 3:00 p.m. LBMA Gold Price (which is commonly referred to as the LBMA Gold Price PM).

In the event that the LBMA Gold Price PM does not prove to be an accurate benchmark and the LBMA Gold Price PM varies materially from the price determined by other mechanisms, GLDM’s NAV and the value of an investment in the Shares could be adversely affected. Any future developments in the benchmark, to the extent they have a material impact on the LBMA Gold Price PM, could adversely affect GLDM’s NAV and the value of an investment in the Shares.

Further, the calculation of the LBMA Gold Price PM is not an exact process. Rather, it is based upon a procedure of matching orders from participants in the auction process and their customers to sell gold with orders from participants in the auction process and their customers to buy gold at particular prices. The LBMA Gold Price PM does not therefore purport to reflect each buyer or seller of gold in the market, nor does it purport to set a definitive price for gold at which all orders for sale or purchase will take place on that particular day or time. All orders placed into the auction process by the participants will be executed on the basis of the price determined pursuant to the LBMA Gold Price PM auction process (provided that orders may be cancelled, increased or decreased while the auction is in progress). It is possible that electronic failures or other unanticipated events may occur that could result in delays in the announcement of, or the inability of the system to produce, an LBMA Gold Price PM on any given date.

If concerns about the integrity or reliability of the LBMA Gold Price PM arise, even if eventually shown to be without merit, such concerns could adversely affect investor interest in gold and therefore adversely affect the price of gold and the value of an investment in the Shares. Because GLDM’s NAV is determined using the LBMA Gold Price PM, discrepancies in or manipulation of the calculation of the LBMA Gold Price PM could have an adverse impact on the value of an investment in the Shares. Furthermore, any concern about the integrity or reliability of the pricing mechanism could disrupt trading in gold and products using the LBMA Gold Price PM, such as the Shares. In addition, these concerns could potentially lead to both changes in the manner in which the LBMA Gold Price PM is calculated and/or the discontinuance of the LBMA Gold Price PM altogether. Each of these factors could lead to less liquidity or greater price volatility for gold and products using the LBMA Gold Price PM, such as the Shares, or otherwise could have an adverse impact on the trading price of the Shares.

Because GLDM invests only in gold, an investment in GLDM may be more volatile than an investment in a more broadly diversified portfolio.

GLDM invests only in gold. As a result, GLDM’s holdings are not diversified. Accordingly, GLDM’s NAV may be more volatile than another investment vehicle with a more broadly diversified portfolio and may fluctuate substantially over short or long periods of time. The price of gold can be volatile because gold is comparatively less liquid than other commodities. Fluctuations in the price of gold are expected to have a direct impact on the value of the Shares.

An investment in GLDM may be deemed speculative and is not intended as a complete investment program. An investment in Shares should be considered only by persons financially able to maintain their investment and who can bear the risk of loss associated with an investment in GLDM. Investors should review closely the objective and strategy and redemption provisions of GLDM, as discussed herein, and familiarize themselves with the risks associated with an investment in GLDM.

An investment in the Shares may be adversely affected by competition from other methods of investing in gold.

GLDM competes with other financial vehicles, including traditional debt and equity securities issued by companies in the gold industry and other securities backed by or linked to gold, direct investments in gold and investment vehicles similar to GLDM. Market and financial conditions, and other conditions beyond the Sponsor’s control, may make it more attractive to invest in other financial vehicles or to invest in gold directly, which could limit the market for the Shares and reduce the liquidity of the Shares.

DERIVATIVES RISK

GLDM is a passive investment vehicle and is not actively managed.

GLDM does not manage its portfolio to sell Gold Bullion at times when its price is high, or to acquire Gold Bullion at low prices in the expectation of future price increases. Also, GLDM does not use any of the hedging techniques available to professional gold investors to attempt to reduce the risks of losses resulting from gold price decreases.

The costs inherent in buying or selling Shares may detract significantly from investment results.

Buying or selling Shares on an exchange involves two types of costs that apply to all securities transactions effectuated on an exchange. When buying or selling Shares through a broker or other intermediary, you will likely incur a brokerage commission or other charges imposed by that broker or intermediary. In addition, you may incur the cost of the “spread,” that is, the difference between what investors are willing to pay for Shares (the “bid” price) and the price at which they are willing to sell Shares (the “ask” price). Because of the costs inherent in buying or selling Shares, frequent trading may detract significantly from investment results and an investment in Shares may not be advisable for investors who anticipate regularly making small investments.

Because of specific GLDM expenses, Shares will need to realize a return of 0.18% in the first year for the value of a Share at the end of the first year to equal the initial price of a Share.

GLDM pays the Sponsor the Sponsor’s Fee, which accrues daily at an annualized rate of 0.18% of GLDM’s NAV payable monthly in arrears. Based on GLDM’s total expense ratio of 0.18% on an annualized basis, GLDM will need to realize a return of 0.18% in the first year for the value of a share at the end of the first year to equal the initial selling price (not including any customary brokerage commissions or other fees charged to intermediaries).

The lack of an active trading market or a halt in trading of the Shares may result in losses on investment at the time of disposition of the Shares.

Although GLDM Shares are listed for trading on the NYSE Arca, we cannot guarantee that an active trading market for the Shares will develop. If an investor needs to sell Shares at a time when no active market for Shares exists, or there is a halt in trading of securities generally or of the Shares, this will most likely adversely affect the price the investor receives for the Shares (assuming the investor is able to sell them).

The Shares may trade at a price that is at, above or below the NAV per Share and any discount or premium in the trading price relative to the NAV per Share may widen as a result of non-concurrent trading hours between the COMEX and the NYSE Arca.

The Shares may trade at, above or below the NAV per Share. The NAV per Share fluctuates with changes in the market value of GLDM’s assets. The trading price of the Shares fluctuates in accordance with changes in the NAV per Share as well as market supply and demand. The amount of the discount or premium in the trading price relative to the NAV per Share may be influenced by non-concurrent trading hours between the COMEX and the NYSE Arca. While the Shares trade on the NYSE Arca until 4:00 p.m. New York time, liquidity in the global gold market may be reduced after the close of the COMEX at 1:30 p.m. New York time. As a result, after 1:30 p.m. New York time, trading spreads, and the resulting premium or discount, on the Shares may widen.

However, because Shares can be created and redeemed in Creation Units at NAV (unlike shares of many closed-end funds, which frequently trade at appreciable discounts from, and sometimes at premiums to, their NAVs), the Sponsor believes that large discounts or premiums to the NAV of GLDM are not likely to be sustained over the long term. While the creation/redemption feature is designed to make it more likely that GLDM’s Shares normally will trade on stock exchanges at prices close to GLDM’s next calculated NAV, exchange prices are not expected to correlate exactly with GLDM’s NAV due to timing reasons, supply and demand imbalances and other factors. In addition, disruptions to creations and redemptions, including disruptions at market makers or Authorized Participants, or to market participants or during periods of significant market volatility, may result in trading prices for Shares that differ significantly from GLDM’s NAV.

If the process of creation and redemption of Creation Units encounters any unanticipated difficulties, the possibility for arbitrage transactions intended to keep the price of the Shares closely linked to the price of gold may not exist and, as a result, the price of the Shares may fall.

If the process for the creation and redemption of Shares by Authorized Participants (which depends on, among other things, timely transfers of Gold Bullion to and by the Custodian) encounter any unanticipated difficulties, potential market participants who would otherwise be willing to purchase or redeem Creation Units to take advantage of arbitrage opportunities may not do so. If this is the case, the liquidity of the Shares may decline and the price of the Shares may fluctuate independently of the price of gold and may fall.

The value of the Shares could decline if unanticipated operational or trading problems arise.

There may be unanticipated problems or issues with respect to the mechanics of GLDM’s operations and the trading of the Shares that could have a material adverse effect on an investment in the Shares. In addition, to the extent that unanticipated operational or trading problems or issues arise, the Sponsor’s past experience and qualifications may not be suitable for solving these problems or issues.

The amount of gold represented by the Shares will continue to be reduced during the life of GLDM due to the sales of Gold Bullion necessary to pay GLDM’s expenses irrespective of whether the trading price of the Shares rises or falls in response to changes in the price of gold.

Each outstanding Share represents a fractional, undivided interest in the Gold Bullion held by GLDM. GLDM does not generate any income and regularly sells Gold Bullion to pay for its ongoing expenses. Therefore, the amount of Gold Bullion represented by each Share will gradually decline over time. This is also true with respect to Shares that are issued in exchange for additional deposits of Gold Bullion into GLDM, as the amount of Gold Bullion required to create Shares proportionately reflects the amount of Gold Bullion represented by the Shares outstanding at the time of creation. Assuming a constant gold price, the trading price of the Shares is expected to gradually decline relative to the price of gold as the amount of Gold Bullion represented by the Shares gradually declines.

Investors should be aware that the gradual decline in the amount of Gold Bullion represented by the Shares will occur regardless of whether the trading price of the Shares rises or falls in response to changes in the price of gold. GLDM also may be subject to certain liabilities (for example, as a result of litigation) that have not been assumed by the Sponsor. GLDM will sell Gold Bullion to pay those expenses, unless the Sponsor agrees to pay such expenses out of its own pocket.

GLDM is exposed to various operational risks.

GLDM is exposed to various operational risks, including human error, information technology failures and failure to comply with formal procedures intended to mitigate these risks, and is particularly dependent on electronic means of communicating, record-keeping and otherwise conducting business. In addition, GLDM generally exculpates, and in some cases indemnifies, counterparties with respect to losses arising from unforeseen circumstances and events, which may include the interruption, suspension or restriction of trading on or the closure of the NYSE Arca, power or other mechanical or technological failures or interruptions, computer viruses, communications disruptions, work stoppages, natural disasters, fire, war, terrorism, riots, rebellions or other circumstances beyond its or its counterparties’ control. Accordingly, GLDM generally bears the risk of loss with respect to these unforeseen circumstances and events to the extent relating to GLDM or the Shares.

Although it is expected that GLDM’s direct counterparties will generally have disaster recovery or similar programs or safeguards in place to mitigate the effect of such unforeseen circumstances and events, these safeguards may not be in place for all parties whose activities may affect GLDM’s performance, and these safeguards, even if implemented, may not be successful in preventing losses associated with such unforeseen circumstances and events. Moreover, the systems and applications on which GLDM relies may not continue to operate as intended. In addition to potentially causing performance failures at, or direct losses to, GLDM, any such unforeseen circumstances and events or operational failures may further distract the counterparties or personnel on which GLDM relies, reducing their ability to conduct the activities on which GLDM is dependent. These risks cannot be fully mitigated or prevented, and further efforts or expenditures to do so may not be cost-effective, whether due to reduced benefits from implementing additional or redundant safeguards or due to increases in associated maintenance requirements and other expenses that may make it costlier for GLDM to operate in more typical circumstances.

GLDM may be required to terminate and liquidate at a time that is disadvantageous to shareholders.

If GLDM is required to terminate and liquidate, such termination and liquidation could occur at a time that is disadvantageous to shareholders, such as when gold prices are lower than the gold prices at the time when shareholders purchased their Shares. In such a case, when GLDM’s Gold Bullion is sold as part of its liquidation, the resulting proceeds distributed to shareholders will be fewer than if gold prices were higher at the time of sale.

Redemption orders may be subject to rejection, suspension or postponement.

GLDM has the right, but not the obligation, to reject any Redemption Order if (i) the order is not in proper form as described in the Participant Agreement, (ii) the fulfillment of the order, in the opinion of its counsel, might be unlawful, (iii) if GLDM determines that acceptance of the order from an Authorized Participant would expose it to credit risk, or (iv) circumstances outside the control of the Administrator, the Sponsor or the Custodian make the redemption, for all practical purposes, not feasible to process.

GLDM may, in its discretion, and will, when directed by the Sponsor, suspend the right of redemption, or postpone the redemption settlement date: (1) for any period during which the NYSE Arca is closed other than customary weekend or holiday closings, or trading on the NYSE Arca is suspended or restricted, (2) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of Gold Bullion is not reasonably practicable, or (3) for such other period as the Sponsor determines to be necessary for the protection of the shareholders.

The Sponsor will not be liable to any person or liable in any way for any loss or damages that may result from any such rejection, suspension or postponement.

Loss of intellectual property rights related to GLDM, or competing claims over ownership of those rights, could adversely affect GLDM and an investment in the Shares.

Third parties may allege or assert ownership of intellectual property rights that may be related to the design, structure and operations of GLDM. To the extent any claims of such ownership are brought or any proceedings are instituted to assert such claims, the negotiation, litigation or settlement of such claims, or the ultimate disposition of such claims in a court of law if a suit is brought, may adversely affect GLDM and an investment in the Shares, for example, resulting in expenses or damages or the termination of GLDM.

RISKS RELATED TO THE SHARES

The liquidity of GLDM’s Shares may be affected by the withdrawal of Authorized Participants and substantial redemptions by Authorized Participants.

In the event that one or more Authorized Participants that has substantial interests in the Shares withdraws from participation, the liquidity of the Shares will likely decrease, which could adversely affect the market price of the Shares. The liquidity of the Shares also may be affected by substantial redemptions by Authorized Participants related to or independent of the withdrawal from participation of Authorized Participants. In the event that there are substantial redemptions of Shares or one or more Authorized Participants with a substantial interest in the Shares withdraws from participation, the liquidity of the Shares will likely decrease, which could adversely affect the market price of the Shares and result in your incurring a loss on your investment.

Shareholders do not have the rights enjoyed by investors in certain other vehicles.

As interests in an investment trust, the Shares have none of the statutory rights normally associated with the ownership of shares of a corporation (including, for example, the right to bring “oppression” or “derivative” actions). In addition, the Shares have limited voting and distribution rights (for example, Shareholders do not have the right to elect directors and will not receive dividends).

RISKS RELATED TO THE SERVICE PROVIDERS

The service providers engaged by GLDM may not carry adequate insurance to cover claims against them by GLDM, which could adversely affect the value of GLDM’s net assets.

The Administrator, the Custodian, and other service providers engaged by GLDM maintain such insurance as they deem adequate with respect to their respective businesses. Shareholders cannot be assured that any of the aforementioned parties will maintain any insurance with respect to GLDM’s assets held or the services that such parties provide to GLDM and, if they maintain insurance, that such insurance is sufficient to satisfy any losses incurred by them in respect of their relationship with GLDM. Accordingly, GLDM will have to rely on the efforts of the service provider to recover from its insurer compensation for any losses incurred by GLDM in connection with such arrangements.

GLDM’s obligation to indemnify certain of its service providers could adversely affect an investment in the Shares.

GLDM has agreed to indemnify certain of its service providers, including the Custodian, the Sponsor and the Trustee, for certain liabilities incurred by such parties in connection with their respective agreements to provide services for GLDM. In the event GLDM is required to indemnify any of its service providers, GLDM may be required to sell Gold Bullion to cover such expenses and its NAV would be reduced accordingly, thus adversely affecting an investment in the Shares.

Potential conflicts of interest may arise among the Sponsor or its affiliates and GLDM.

The Sponsor manages GLDM’s business and affairs. Conflicts of interest may arise among the Sponsor and its affiliates, on the one hand, and GLDM and its shareholders, on the other hand. As a result of these conflicts, the Sponsor may favor its own interests and the interests of its affiliates over those of GLDM and its shareholders. These potential conflicts include, among others:

•	The Trust, on behalf of GLDM, has agreed to indemnify the Sponsor and its affiliates pursuant to the terms of the Declaration of Trust.

•	The Sponsor, its affiliates and their officers and employees are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with GLDM.

•	The Sponsor decides whether to retain separate counsel, accountants or others to perform services for GLDM.

RISKS RELATED TO THE CUSTODIAN

GLDM relies on its Custodian for the safekeeping of essentially all of its Gold Bullion. As a result, failure by the Custodian to exercise due care in the safekeeping of GLDM’s Gold Bullion could result in a loss to GLDM.

GLDM relies on its Custodian for the safekeeping of essentially all of its Gold Bullion. The Administrator is not liable for the acts or omissions of the Custodian. The Administrator has no obligation to monitor the activities of the Custodian other than to receive and review reports prepared by the Custodian pursuant to the Custody Agreements. In addition, the ability to monitor the performance of the Custodian may be limited because under the Custody Agreements, the Trust and the Sponsor and any accountants or other inspectors selected by the Sponsor have only limited rights to visit the premises of the Custodian for the purpose of examining GLDM’s Gold Bullion and certain related records maintained by the Custodian. As a result of the above, any failure by the Custodian to exercise due care in the safekeeping of GLDM’s Gold Bullion may not be detectable or controllable by the Administrator and could result in a loss to GLDM.

Failure by a subcustodian to exercise due care in the safekeeping of GLDM’s Gold Bullion bars could result in a loss to GLDM.

Under the Allocated Bullion Account Agreement, the Custodian agreed that it will hold all of respective GLDM’s Gold Bullion bars in its own vault premises except when the Gold Bullion bars have been allocated in a vault other than the Custodian’s vault premises, and in such cases the Custodian agreed that it will use commercially reasonable efforts promptly to transport the Gold Bullion bars to the Custodian’s vault, at the Custodian’s cost and risk. Nevertheless, there will be periods of time when some portion of GLDM’s Gold Bullion bars will be held by one or more subcustodians appointed by the Custodian.

The Custodian is required under the Allocated Bullion Account Agreement to use reasonable care in appointing its subcustodians and will monitor the conduct of each of its subcustodians, and promptly advise the Trust of any difficulties or problems existing with respect to such subcustodian. However, the Gold Bullion held by a subcustodian is held in the name of the Custodian, and not in the name of GLDM, and the account with each subcustodian is only subject to the Custodian’s instructions. In the event a subcustodian fails to exercise due care in the safekeeping of GLDM’s Gold Bullion, there could be a resulting loss to GLDM, and GLDM may have limited or no ability to pursue any action against the subcustodian. See “Description of Key Service Providers — The Custodian — The Custody Agreements” for more information about subcustodians that may hold GLDM’s Gold Bullion.

The ability of the Administrator and the Custodian to take legal action against subcustodians may be limited, which increases the possibility that GLDM may suffer a loss if a subcustodian does not use due care in the safekeeping of GLDM’s Gold Bullion bars.

If any subcustodian that holds Gold Bullion on a temporary basis does not exercise due care in the safekeeping of GLDM’s Gold Bullion bars, the ability of the Trust or the Custodian to recover damages against such subcustodian may be limited to only such recourse, if any, as may be available under applicable English law or, if the subcustodian is not located in England, under other applicable law. This is because there are expected to be no written contractual arrangements between subcustodians who may hold GLDM’s Gold Bullion bars and the Trust or the Custodian, as the case may be. If the Trust’s or the Custodian’s recourse against the subcustodian is so limited, GLDM may not be adequately compensated for the loss. For more information on the Trust’s and the Custodian’s ability to seek recovery against subcustodians and the subcustodian’s duty to safekeep GLDM’s Gold Bullion bars, see “Description of Key Service Providers — The Custodian — The Custody Agreements.”

Gold Bullion held in GLDM’s unallocated Gold Bullion account and any Authorized Participant’s unallocated Gold Bullion account is not segregated from the Custodian’s assets. If the Custodian becomes insolvent, its assets may not be adequate to satisfy a claim by GLDM or any Authorized Participant. In addition, in the event of the Custodian’s insolvency, there may be a delay and costs incurred in identifying the Gold Bullion bars held in GLDM’s allocated Gold Bullion account.

Gold Bullion that is part of a deposit for a purchase order or part of a redemption distribution is held for a time in GLDM’s Unallocated Account and in the case of creations and redemptions, previously or subsequently, in the Authorized Participant Unallocated Account of the purchasing or redeeming Authorized Participant. During those times, GLDM and the Authorized Participant, as the case may be, will have no proprietary rights to any specific bars of Gold Bullion held by the Custodian and will each be an unsecured creditor of the Custodian with respect to the amount of Gold Bullion held in such unallocated accounts. In addition, if the Custodian fails to allocate GLDM’s Gold Bullion in a timely manner, in the proper amounts or otherwise in accordance with the terms of the Unallocated Bullion Account Agreement, or if a subcustodian fails to so segregate Gold Bullion held by it on behalf of GLDM, unallocated Gold Bullion will not be segregated from the Custodian’s assets, and GLDM will be an unsecured creditor of the Custodian with respect to the amount so held in the event of the insolvency of the Custodian. In the event the Custodian becomes insolvent, the Custodian’s assets might not be adequate to satisfy a claim by GLDM or the Authorized Participant for the amount of Gold Bullion held in their respective unallocated Gold Bullion accounts.

In the event of the insolvency of the Custodian, a liquidator may seek to freeze access to the Gold Bullion held in all of the accounts held by the Custodian, including GLDM’s Allocated Account. Although GLDM would retain legal title to the allocated Gold Bullion bars, GLDM could incur expenses in connection with obtaining control of the allocated Gold Bullion bars, and the assertion of a claim by such liquidator for unpaid fees due to the Custodian could delay creations and redemptions of Creation Units.

The lack of diversification of warehouse locations for the physical Gold Bullion held by the Custodian could result in significant losses to GLDM if the Gold Bullion warehoused at such locations is lost, damaged, stolen or inaccessible.

Unless otherwise agreed between GLDM and its Custodian, custody of the Gold Bullion deposited with and held for GLDM’s account is provided by the Custodian at its London, England vaults or, when Gold Bullion has been allocated in a vault other than the Custodian’s London vault premises, by or for any subcustodian employed by the Custodian for the temporary custody and safekeeping of Gold Bullion until it can be transported to the Custodian’s London vault premises. The lack of diversification of warehouse locations could result in significant losses to GLDM if its Gold Bullion bars held by the Custodian or any subcustodian on behalf of GLDM at any single location are lost, damaged, or stolen. The lack of diversification of warehouse locations could also result in significant losses if the Gold Bullion warehoused at a single location becomes inaccessible for a substantial period of time due to natural events (such as an earthquake) or human actions (such as a terrorist attack).

The Custodian is authorized to appoint from time to time one or more subcustodians to hold GLDM’s Gold Bullion until it can be transported to the Custodian’s vaults.

Resignation of the Custodian would likely lead to the termination of GLDM if no successor is appointed.

GLDM and the Custodian may each terminate the Custody Agreements. The Sponsor would likely terminate and liquidate GLDM if the Custody Agreements are terminated and no successor custodian is appointed by the Sponsor. No assurance can be given that the Sponsor would be able to find an acceptable replacement custodian.

REGULATORY RISKS

Shareholders do not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940 or the protections afforded by the Commodity Exchange Act of 1936.

The Trust is not registered as an investment company under the Investment Company Act of 1940 and is not required to register under such Act. Consequently, shareholders do not have the regulatory protections provided to investors in registered investment companies.

Furthermore, GLDM is not a commodity pool for purposes of the CEA, and none of the Sponsor, the Trustee, or the Marketing Agent are subject to regulation by the CFTC as a commodity pool operator in connection with the Shares or a commodity trading advisor in connection with the Shares. Consequently, holders of Shares do not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools.

The Gold Bullion custody operations of the Custodian are not subject to specific governmental regulatory supervision.

The Custodian is responsible for the safekeeping of GLDM’s Gold Bullion and also facilitates the transfer of Gold Bullion into and out of GLDM. Although the Custodian is a market maker, clearer and approved weigher under the rules of the LBMA (which sets out good practices for participants in the bullion market), the LBMA is not an official or governmental regulatory body. Furthermore, although the Custodian is generally regulated under the UK by the Prudential Regulatory Authority and the Financial Conduct Authority, such regulations do not directly cover the Custodian’s Gold Bullion custody operations in the UK. Accordingly, GLDM depends on the Custodian to comply with the best practices of the LBMA and to implement satisfactory internal controls for its Gold Bullion custody operations to keep GLDM’s Gold Bullion secure.

The NYSE Arca may halt trading in the Shares, which would adversely impact your ability to sell your Shares.

Trading in the Shares may be halted due to market conditions or for other reasons. For example, trading of the Shares may be halted by the NYSE Arca in accordance with its rules and procedures, for reasons that, in the view of the NYSE Arca, make trading in the Shares inadvisable. Trading may also be halted by the NYSE Arca in the event certain information about the value of the Shares or the NAV is not made available as required by such rules and procedures.

In addition, Shares may trade in the secondary market at times when GLDM does not accept orders to purchase or redeem shares. At such times, shares may trade in the secondary market with more significant premiums or discounts than might be experienced at times when GLDM accepts purchase and redemption orders.

Also, trading generally on the NYSE Arca is subject to trading halts caused by extraordinary market volatility pursuant to “circuit breaker” rules that require trading to be halted for a specified period based on a specified market decline. There can be no assurance that the requirements necessary to maintain the listing of the Shares will continue to be met or will remain unchanged. GLDM will be dissolved if its Shares are delisted from the NYSE Arca and are not approved for listing on another national securities exchange within five business days of their delisting.

The Trust is an emerging growth company subject to reduced public company reporting requirements.

The Trust is an “emerging growth company” as defined in the JOBS Act. The Trust has elected not to make use of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act, which election is irrevocable. However, for so long as the Trust remains an emerging growth company, it will be subject to reduced public company reporting requirements. Among other things, emerging growth companies are exempt from the auditor attestation requirements under Section 404(b) of the Sarbanes-Oxley Act, are exempt from certain “say on pay” provisions of the Dodd-Frank Act, and are subject to reduced disclosure requirements relating to executive compensation and audited financial statements. The Trust may take advantage of the exemptions and scaled requirements applicable to emerging growth companies.

RISKS RELATED TO TAXES

If a U.S. investor who or that is an individual, estate or trust (each referred to in this paragraph and the next paragraph as an “individual”) sells or exchanges Shares held for more than a year, any gain recognized on the sale or exchange generally will be subject to federal income tax at a maximum rate of 28% rather than the lower maximum rates applicable to most other long-term capital gains an individual recognizes.

Gains recognized by an individual from the sale of “collectibles,” which term includes gold held for more than one year, are subject to federal income tax at a maximum rate of 28% rather than the lower maximum rates applicable to most other long-term capital gains individuals recognize (currently a maximum of 20% for individuals). For these purposes, gain that an individual recognizes on the sale of an interest in a “grantor trust” that holds collectibles (such as the Trust) is treated as gain recognized on the sale of the collectibles, to the extent the gain is attributable to unrealized appreciation in value of the collectibles. Therefore, any gain recognized by an individual U.S. investor attributable to a sale or exchange of Shares held for more than one year, or attributable to GLDM’s sale of any gold that the investor is treated (through its ownership of Shares) as having held for more than one year, generally will be subject to federal income tax at a maximum rate of 28%. The tax rates for capital gains recognized on the sale of assets held by an individual U.S. investor for one year or less, or by a taxpayer other than an individual, are generally the same as those at which ordinary income is taxed.

U.S. shareholders will be required to recognize gain or loss upon a sale of gold by GLDM (as discussed above), even though some or all of the proceeds of such sale are used by the Sponsor to pay GLDM’s expenses. U.S. shareholders may deduct their respective pro rata shares of each expense incurred by GLDM to the same extent as if they directly incurred such an expense. U.S. shareholders who are individuals, estates or trusts, however, may be required to treat some or all of the expenses of GLDM as miscellaneous itemized deductions. An individual may not deduct miscellaneous itemized deductions for tax years beginning after December 31, 2017 and before January 1, 2026. For tax years beginning before January 1, 2018 and after December 31, 2025, individuals may deduct certain miscellaneous itemized deductions only to the extent they exceed 2% of adjusted gross income. In addition, such deductions may be subject to phase-outs and other limitations under applicable provisions of the Internal Revenue Code and regulations thereunder and, if the U.S. shareholder is an individual subject to the alternative minimum tax, may not be deductible at all.

Use of Proceeds

Proceeds received by GLDM from the issuance and sale of Creation Units will consist of Gold Bullion deposits. During the life of GLDM, such proceeds will only be (1) held by GLDM, (2) disbursed or sold as needed to pay GLDM’s ongoing expenses and (3) distributed to Authorized Participants in connection with the redemption of Creation Units.

Overview of the Gold Industry

THE MARKET FOR GOLD

As the market for gold and movements in the price of gold are expected to directly affect the price of the Shares, it is important to understand the recent movements in the price of gold. However, past movements in the price of gold are not indicators of future market conditions or future gold prices.

The following chart provides historical background on the price of gold. The chart illustrates movements in the price of gold in USDs per ounce over the period from January 1, 2007 to September 30, 2018. The price of gold in the chart is based on the London PM Gold Fix and the LBMA Gold Price PM. The LBMA Gold Price replaced the previously established London Gold Fix on March 20, 2015. The chart would have shown substantially similar results if the price of gold in the chart was based on the London Gold AM Fix and the LBMA Gold Price AM, respectively.

Daily gold price (USD/oz) from 1/1/2007 to 9/30/2018*

*Gold	(US$/oz) based on the LBMA Gold Price PM.
Source:	Bloomberg, ICE Benchmark Administration, World Gold Council

GOLD SUPPLY AND DEMAND

Gold is a physical asset that is accumulated rather than consumed. As a result, virtually all the gold that has ever been mined still exists today in one form or another. Gold Focus 2018, published by Metals Focus, estimates that existing above-ground stocks of gold amounted to in excess of 187,000 tonnes (approximately 6 billion ounces) at the end of 2017.1

The following table sets forth a summary of the world gold supply and demand for the last five years. It is based on information reported in Gold Focus 2018.

World Gold Supply and Demand, 2013–2017

Tonnes	2013	2014	2015	2016	2017
SUPPLY
Mine Production	3,075	3,150	3,216	3,275	3,292
Recycling	1,255	1,194	1,129	1,291	1,167
Net Hedging Supply	—	105	13	33	—
Total Supply	4,330	4,448	4,358	4,599	4,458

DEMAND
Jewelry Fabrication	2,749	2,526	2,460	1,999	2,143
Industrial Demand	350	349	332	323	333
Net Physical Investment	1,717	1,058	1,072	1,063	1,035
Net Hedging Demand	25	—	—	—	26
Net Central Bank Buying	646	584	577	390	374
Total Demand	5,487	4,517	4,440	3,775	3,911

Market Balance	-1,157	-68	-83	824	548
Net Investments in ETFs	-912	-184	-125	547	203
Market Balance less ETFs	-245	116	42	277	345
Nominal Gold Price (US$/oz, PM fix)	1,411	1,266	1,160	1,251	1,257

Source: Gold Focus 2018

SOURCES OF GOLD SUPPLY

Based on data from Gold Focus 2018, gold supply averaged 4,439 tonnes (t) per year from 2013 through 2017. Sources of gold supply include both mine production and recycled above-ground stocks and, to a lesser extent, producer net hedging. The largest portion of gold supplied to the market is from mine production, which averaged approximately 3,202t per year from 2013 through 2017. The second largest source of annual gold supply is recycled gold, which is gold that has been recovered from jewelry and other fabricated products and converted back into marketable gold. Recycled gold averaged approximately 1,207t annually from 2013 through 2017.

SOURCES OF GOLD DEMAND

Based on data from Gold Focus 2018, gold demand averaged 4,426t per year between 2013 and 2017. Gold demand generally comes from four sources: jewelry, industry (including medical applications), investment and

[1]

Gold Focus 2018 is published by Metals Focus, Ltd., which is a precious metals research consultancy based in London. Metals Focus Data Ltd., an affiliate of the Sponsor, provides the supply and demand data to Metals Focus, Ltd. When used in this prospectus, “tonne” refers to one metric ton, which is equivalent to 1,000 kilograms or 32,151 troy ounces.

the official sector (including central banks and supranational organizations). The largest source of demand comes from jewelry fabrication, which accounted for approximately 54% of the identifiable demand from 2013 through 2017 followed by net physical investment, which represents identifiable investment demand, which accounted for approximately 27%.

Gold demand is widely dispersed throughout the world with significant contributions from India and China. In many countries there are seasonal fluctuations in the levels of demand for gold—especially jewelry. However, as a result of variations in the timing of seasons throughout the world, seasonal fluctuations in demand do not appear to have a significant impact on the global gold price.

Between 2013 and 2017, according to Gold Focus 2018, central bank purchases averaged 514t. The prominence given by market commentators to this activity coupled with the total amount of gold held by the official sector has resulted in this area being one of the more visible shifts in the gold market.

OPERATION OF THE GOLD BULLION MARKET

The global trade in gold consists of over-the-counter (“OTC”) transactions in spot, forwards, and options and other derivatives, together with exchange-traded futures and options.

GLOBAL OVER-THE-COUNTER MARKET FOR GOLD

The OTC market trades on a continuous basis and accounts for most global gold trading. Market makers and participants in the OTC market trade with each other and their clients on a principal-to-principal basis. All risks and issues of credit are between the parties directly involved in a specific transaction. The three products relevant to the LBMA are spot (S) contracts, forward (F) contracts and options (O) contracts (see http://www.lbma.org.uk/ membership). A “spot contract” is a contract to buy or sell gold typically on or before two Business Days following the date of the execution of the contract. A “forward contract” is an agreement to buy or sell gold at a future date beyond the Spot Date at a price set at the time of the contract. An “option contract” is an agreement that conveys to the purchaser the right, but not the obligation, to buy or sell a quantity of gold at a predetermined rate during a period or at a time in the future. There are thirteen LBMA Market Makers who provide the service in one, two or all three products. Of the thirteen LBMA Market Makers, there are five Full Market Makers and eight Market Makers. The five Full Market Makers quoting prices in all three products are: Citibank N A, Goldman Sachs, HSBC Bank, JP Morgan Chase Bank and UBS. The eight LBMA Market Makers who provide two-way pricing in either one or two products are: ICBC Standard Bank (S), Merrill Lynch International (S, O), Morgan Stanley & Co International (S, O), Societe Generale (S), Standard Chartered Bank (S, O), Bank of Nova Scotia-ScotiaMocatta (S, F), Toronto-Dominion Bank (F) and BNP Paribas SA (F).

The OTC market provides a relatively flexible market in terms of quotes, price, size, destinations for delivery and other factors. Bullion dealers customize transactions to meet their clients’ requirements. The OTC market has no formal structure and no open-outcry meeting place.

The main centers of the OTC market are London, New York and Zurich. Mining companies, central banks, manufacturers of jewelry and industrial products, together with investors and speculators, tend to transact their business through one of these centers. Centers such as Dubai and several cities in the Far East also transact substantial OTC market business. Bullion dealers have offices around the world and most of the world’s major bullion dealers are either members or associate members of the LBMA.

In the OTC market, the standard size of gold trades ranges between 5,000 and 10,000 ounces. Bid-offer spreads are typically $0.50 per ounce. Transaction costs in the OTC market are negotiable between the parties and therefore vary widely, with some dealers willing to offer clients competitive prices for larger volumes, although this will vary according to the dealer, the client and market conditions. Cost indicators can be obtained from various information service providers as well as dealers.

Liquidity in the OTC market can vary from time to time during the course of the 24-hour trading day. Fluctuations in liquidity are reflected in adjustments to dealing spreads — the difference between a dealer’s “buy” and “sell” prices. The period of greatest liquidity in the gold market generally occurs at the time of day when trading in the European time zones overlaps with trading in the United States, which is when OTC market trading in London, New York and other centers coincides with futures and options trading on the COMEX.

THE LONDON GOLD BULLION MARKET

Although the market for physical gold is global, most OTC market trades are cleared through London. In addition to coordinating market activities, the LBMA acts as the principal point of contact between the market and its regulators. A primary function of the LBMA is its involvement in the promotion of refining standards by maintenance of the “London Good Delivery Lists,” which are the lists of LBMA accredited melters and assayers of gold. The LBMA also coordinates market clearing and vaulting, promotes good trading practices and develops standard documentation.

The term “loco London” refers to gold bars physically held in London that meet the specifications for weight, dimensions, fineness (or purity), identifying marks (including the assay stamp of an LBMA acceptable refiner) and appearance set forth in “The Good Delivery Rules for Gold and Silver Bars” published by the LBMA. Gold bars meeting these requirements are known as “London Good Delivery Bars.” All of the Gold Bullion will be London Good Delivery Bars meeting the requirements of London Good Delivery Standards.

The unit of trade in London is the troy ounce, whose conversion between grams is: 1,000 grams = 32.1507465 troy ounces and 1 troy ounce = 31.1034768 grams. A London Good Delivery Bar is acceptable for delivery in settlement of a transaction on the OTC market. Typically referred to as 400-ounce bars, a London Good Delivery Bar must contain between 350 and 430 fine troy ounces of gold, with a minimum fineness (or purity) of 995 parts per 1,000 (99.5%), be of good appearance and be easy to handle and stack. The fine gold content of a gold bar is calculated by multiplying the gross weight of the bar (expressed in units of 0.025 troy ounces) by the fineness of the bar.

THE LBMA GOLD PRICE

The LBMA Gold Price is determined twice each Business Day (10:30 a.m. and 3:00 p.m. London time) through an auction which provides reference gold prices for that day’s trading. The auction that determines the LBMA Gold Price is a physically settled, electronic and tradeable auction, with the ability to settle trades in U.S. dollars, euros or British pounds. The IBA provides the auction platform and methodology as well as the overall administration and governance for the LBMA Gold Price. Many long-term contracts are expected to be priced on the basis of either the morning (AM) or afternoon (PM) LBMA Gold Price, and many market participants are expected to refer to one or the other of these prices when looking for a basis for valuations.

Participants in the IBA auction process submit anonymous bids and offers which are published on screen and in real-time. Throughout the auction process, aggregated gold bids and offers are updated in real-time with the imbalance calculated and the price updated every 45 seconds until the buy and sell orders are matched. When the net volume of all participants falls within a pre-determined tolerance, the auction is deemed complete and the applicable LBMA Gold Price is published. Information about the auction process (such as aggregated bid and offer volumes) will be immediately available after the auction on the IBA’s website.

The Financial Conduct Authority (“FCA”) in the U.K. regulates the LBMA Gold Price.

FUTURES EXCHANGES

Although GLDM does not invest in gold futures, information about the gold futures market is relevant as such markets are a source of liquidity for the overall market for gold and impact the price of gold.

The most significant gold futures exchange is COMEX, operated by Commodities Exchange, Inc., a subsidiary of New York Mercantile Exchange, Inc., and a subsidiary of the Chicago Mercantile Exchange Group (the “CME Group”). It began to offer trading in gold futures contracts in 1974 and for most of the period since that date, it has been the largest exchange in the world for trading precious metals futures and options. The Tokyo Commodity Exchange (“TOCOM”) is another significant futures exchange and has been trading gold since 1982. Trading on these exchanges is based on fixed delivery dates and transaction sizes for the futures and options contracts traded. Trading costs are negotiable. As a matter of practice, only a small percentage of the futures market turnover ever comes to physical delivery of the gold represented by the contracts traded. Both exchanges permit trading on margin. Margin trading can add to the speculative risk involved given the potential for margin calls if the price moves against the contract holder. Both COMEX and TOCOM operate through a central clearance system and in each case, the exchange acts as a counterparty for each member for clearing purposes. Other commodity exchanges include, the Multi Commodity Exchange of India (“MCX”), the Shanghai Futures Exchange, the Shanghai Gold Exchange, ICE Futures US (the “ICE”), and the Dubai Gold & Commodities Exchange. The ICE and CME Group are members of the Intermarket Surveillance Group (“ISG”).

MARKET REGULATION

The global gold markets are overseen and regulated by both governmental and self-regulatory organizations. In addition, certain trade associations have established rules and protocols for market practices and participants.

GLDM’s Objective

OVERVIEW

GLDM’s investment objective is for the Shares to reflect the performance of the price of Gold Bullion, less GLDM’s expenses. GLDM’s only ordinary recurring expense is the Sponsor’s annual fee of 0.18% of the NAV of GLDM. The Sponsor believes that, for many investors, the Shares will represent a cost-effective investment relative to traditional means of investing in gold. As the value of the Shares is tied to the value of the Gold Bullion held by GLDM, it is important in understanding the investment attributes of the Shares to first understand the investment attributes of gold.

THE CASE FOR INVESTING IN GOLD

Gold has unique properties as an asset class. Gold can be used in portfolios to help protect global purchasing power, reduce portfolio volatility and minimize losses during periods of market shock. It has historically been perceived as a high-quality liquid asset to be used when selling other assets would cause losses. Investors have traditionally made use of gold’s lack of correlation with other assets to diversify their portfolios and hedge against stock market, bond, currency and other risks.

Gold’s ability to serve as a potential portfolio diversifier is due to its historically low-to-negative correlation with stocks and bonds. The economic forces that determine the price of gold are different from the forces that determine the prices of most financial assets. For example, the price of a stock often depends on the earnings or growth potential of the issuing company or the confidence investors have in its management. The price of a bond depends primarily on its credit rating, its yield and the yields of competing fixed income investments. The price of gold, however, depends on different factors, including the supply and demand for gold, the strength or weakness of the USD, the rate of inflation and interest rates and the political environment. Gold does not depend on a promise to pay on the part of any government or corporation, as is the case with investments in money market instruments as well as in the corporate and government bond markets. Gold cannot be repudiated, as is the case with paper assets. Gold is not subject to the risk of default or bankruptcy. Gold cannot be created at will as can paper-backed assets.

Some of gold’s investment attributes are shared with traditional portfolio diversifiers, which include non-U.S. equities, emerging markets securities, real estate investment trusts, and domestic and foreign bonds. However, gold historically has had little correlation with these traditional diversifiers and low-to-negative correlation with the Standard & Poor’s 500 Index, which is widely regarded as the standard for measuring the stock market performance of large capitalized U.S. companies. In the search for effective diversification, investors have begun to turn to a variety of non-traditional diversifiers. These non-traditional diversifiers include hedge and private equity funds, commodities, timber and forestry, fine art and collectibles. Gold has historically been perceived as having one or more of the following advantages over each of these non-traditional diversifiers: greater liquidity, lower risk and lower management and holding costs.

All forms of investment carry some degree of risk. In addition, the Shares have certain unique risks, as described in “Risk Factors” starting on page 8. Holding gold directly also has risks.

STRATEGY BEHIND THE SHARES

The Shares are intended to offer investors an opportunity to participate in the gold market through an investment in securities. Historically, the logistics of buying, storing and insuring gold have constituted a barrier to entry for some institutional and retail investors alike. The offering of the Shares is intended to overcome these barriers to entry. The logistics of storing and insuring gold are dealt with by the Custodian and the related expenses are built into the price of the Shares. Therefore, an investor does not have any additional tasks or costs over and above those associated with dealing in any other publicly traded security.

The Shares are intended for investors who want a simple and cost-efficient means of gaining investment benefits similar to those of holding Gold Bullion. The Shares offer an investment that is:

•

Easily Accessible. Investors can access the gold market through a traditional brokerage account. The Sponsor believes that investors will be able to more effectively implement strategic and tactical asset allocation strategies that use gold by using the Shares instead of using the traditional means of purchasing, trading and holding gold.

•

Relatively Cost Efficient. The Sponsor believes that, for many investors, transaction costs related to the Shares will be lower than those associated with the purchase, storage and insurance of physical gold.

•	Exchange Traded. The Shares trade on the NYSE Arca, providing investors with an efficient means to implement various investment strategies.

•	Transparent. The Shares are backed by the assets of GLDM and GLDM does not hold or employ any derivative securities. Further, the value of GLDM’s holdings are reported on the Sponsor’s website daily.

GLDM’s Expenses

GLDM’s only ordinary recurring expense is the fee paid to the Sponsor at an annual rate of 0.18% of the daily net asset value of GLDM, so that GLDM’s total annual expense ratio is expected to be equal to 0.18%.

In exchange for the Sponsor’s fee, the Sponsor has agreed to assume the ordinary fees and expenses incurred by GLDM, including but not limited to the following: fees charged by the Administrator, the Custodian, the Marketing Agent and the Trustee, the NYSE Arca listing fees, typical maintenance and transaction fees of the DTC, SEC registration fees, printing and mailing costs, audit fees and expenses, up to $100,000 per annum in legal fees and expenses and applicable license fees. The Sponsor bears expenses in connection with the issuance and distribution of the securities being registered, which are estimated to be in the amount of $616,780.80. The Sponsor is not required to pay any extraordinary expenses not incurred in the ordinary course of GLDM’s business. Extraordinary expenses are fees and expenses which are unexpected or unusual in nature, such as legal claims and liabilities and litigation costs or indemnification or other unanticipated expenses. Extraordinary fees and expenses also include material expenses which are not currently anticipated obligations of GLDM. GLDM is responsible for the payment of such expenses to the extent any such expenses are incurred. Routine operational, administrative and other ordinary expenses are not deemed extraordinary expenses. GLDM will sell gold on an as-needed basis to pay the Sponsor’s fee.

In certain exceptional cases GLDM will pay for certain expenses. These exceptions include expenses not assumed by the Sponsor (described in the immediately preceding paragraph), taxes and governmental charges, expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of GLDM or action taken by the Trustee or the Sponsor to protect GLDM or the interests of Shareholders, indemnification of the Sponsor under the Declaration of Trust, and legal expenses in excess of $100,000 per year. GLDM’s organizational and offering costs are borne by the Sponsor and, as such, are the sole responsibility of the Sponsor. The Sponsor will not seek reimbursement or otherwise require GLDM, the Trust, the Trustee or any Shareholder to assume any liability, duty or obligation in connection with any such organizational and offering costs.

Shareholders do not have the option of choosing to pay their proportionate share of GLDM’s expenses in lieu of having their share of expenses paid by the sale of GLDM’s gold. Each sale of gold by GLDM will be a taxable event to Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.”

SALES OF GOLD

The Sponsor will sell GLDM’s Gold Bullion as necessary to pay GLDM’s expenses. When selling Gold Bullion to pay expenses, the Sponsor will endeavor to sell the smallest amounts of Gold Bullion needed to pay expenses in order to minimize GLDM’s holdings of assets other than Gold Bullion and will endeavor to sell at the LBMA Gold Price PM. The Sponsor will place orders with Gold Bullion dealers (which may include the Custodian) through which the Sponsor expects to receive the most favorable price and execution of orders. The Sponsor shall not be liable for depreciation or loss incurred by reason of any sale. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders” for information on the tax treatment of Gold Bullion sales.

The Sponsor will sell GLDM’s Gold Bullion if that sale is required by applicable law or regulation or in connection with the termination and liquidation of GLDM.

Any property received by GLDM other than Gold Bullion, cash or an amount receivable in cash (such as, for example, an insurance claim) will be promptly sold or otherwise disposed of by the Sponsor and the resulting proceeds will be credited to GLDM’s cash account and/or converted into Gold Bullion.

CASH ACCOUNT AND RESERVE ACCOUNT

The Sponsor will cause GLDM to maintain a cash account in which proceeds of Gold Bullion sales and other cash received by GLDM may be held. The Sponsor may withdraw funds from the cash account to establish a reserve account for any taxes, other governmental charges and contingent or future liabilities.

HYPOTHETICAL EXPENSE EXAMPLE

The following table, prepared by the Sponsor, illustrates the anticipated impact of the deliveries and sales of Gold Bullion discussed above on the fractional amount of Gold Bullion represented by each outstanding Share for three years. It assumes that the only dispositions of Gold Bullion will be those sales needed to pay the Sponsor’s Fee and that the price of gold and the number of Shares remain constant during the three-year period covered. The table does not show the impact of any extraordinary expenses GLDM may incur. Any such extraordinary expenses, if and when incurred, will accelerate the decrease in the fractional amount of gold represented by each Share. In addition, the table does not show the effect of any waivers of the Sponsor’s Fee that may be in effect from time to time.

Year
	1	2	3
Hypothetical gold price per ounce	$$1,300.00	$$1,300.00	$$1,300.00
Sponsor’s Fee	0.18%	0.18%	0.18%
Shares of GLDM, beginning	1,000,000	1,000,000	1,000,000
Ounces of gold in GLDM, beginning	10,000.00	9,982.02	9,964.06
Beginning adjusted net asset value of GLDM	$13,000,000.00	$12,976,620.95	$12,953,284.02
Ounces of gold to be delivered to cover the Sponsor’s Fee	17.98	17.95	17.92
Ounces of gold in GLDM, ending	9,982.02	9,964.06	9,946.15
Ending adjusted net asset value of GLDM	$12,976,620.95	$12,953,284.02	$12,930,052.75
Ending NAV per share	$12.98	$12.95	$12.93

Description of the Trust

The Trust is organized as a Delaware statutory trust consisting of multiple separate Series. Delaware Trust Company, a Delaware trust company with trust powers, is the sole Trustee of the Trust. Each Series issues common units of beneficial interest, or Shares, which represent units of fractional undivided beneficial interest in and ownership of such Series. The Trust was organized into separate series as a Delaware statutory trust rather than as multiple separate trusts in order to achieve certain administrative efficiencies. As of the date of this prospectus, the Trust has established six Series. One of the Series, the SPDR® Gold MiniSharesSM Trust, is being offered pursuant to this prospectus. Another one of the Series of the Trust is offered pursuant to a separate prospectus, and the other series of the Trust have not commenced operations and have no assets or liabilities. The assets of GLDM include only Gold Bullion, Gold Bullion receivables and cash, if any.

The Trust was formed and is operated in a manner such that each Series is liable only for obligations attributable to such Series. This means that Shareholders of GLDM are not subject to the losses or liabilities of any other Series and Shareholders of the other Series are not subject to the losses or liabilities of GLDM. Accordingly, the debts, liabilities, obligations and expenses, or collectively, Claims, incurred, contracted for or otherwise existing solely with respect to GLDM or a Series are enforceable only against the assets of GLDM or such Series, as applicable, and not against any other Series or the Trust generally. This limitation on liability is referred to as the “Inter-Series Limitation on Liability.” The Inter-Series Limitation on Liability is expressly provided for under the Delaware Statutory Trust Act, which provides that if certain conditions are met, then the debts of any particular series will be enforceable only against the assets of such series and not against the assets of any other series or the Trust generally. For the avoidance of doubt, the Inter-Series Limitation on Liability applies to all series of the Trust, including both GLDM and any other Series.

GLDM holds Gold Bullion and is expected from time to time to issue Creation Units in exchange for deposits of Gold Bullion and to distribute Gold Bullion in connection with redemptions of Creation Units. The investment objective of GLDM is for the Shares to reflect the performance of the price of gold bullion, less GLDM’s expenses. GLDM’s only ordinary recurring expense is the Sponsor’s annual fee of 0.18% of the NAV of GLDM. The Sponsor believes that, for many investors, the Shares will represent a cost-effective investment relative to traditional means of investing in gold. The material terms of the Trust Declaration of Trust are discussed in greater detail under the section “The Declaration of Trust.” The Shares represent units of fractional undivided beneficial interest in and ownership of GLDM. GLDM is not managed like a corporation or an active investment vehicle. The Gold Bullion held by GLDM will only be sold (1) on an as-needed basis to pay GLDM’s expenses, (2) in the event the Trust terminates and liquidates its assets, or (3) as otherwise required by law or regulation. The sale of Gold Bullion by GLDM is a taxable event to Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.”

The Trust is not registered as an investment company under the Investment Company Act of 1940 and is not required to register under such act. The Trust does not hold or trade in commodity futures contracts regulated by the CEA, as administered by the CFTC. The Trust is not a commodity pool for purposes of the CEA, and none of the Sponsor, the Trustee or the Marketing Agent are subject to regulation as a commodity pool operator in connection with the Shares or a commodity trading adviser in connection with the Shares.

The Trust does not have a board of directors or an audit committee but is operated and managed by the Board of Directors of the Sponsor, whose members serve in a substantially similar capacity with respect to the Trust. See “Description of Key Service Providers — The Sponsor — Executive Officers and Directors of the Sponsor.”

GLDM creates and redeems Shares from time to time but only in Creation Units (a Creation Unit equals a block of 100,000 Shares). The number of outstanding Shares is expected to increase and decrease from time to time as a result of the creation and redemption of Creation Units. The creation and redemption of Creation Units requires the delivery to GLDM or the distribution by GLDM of the amount of Gold Bullion represented by the Creation Units being created or redeemed. The total amount of Gold Bullion required for the creation of Creation Units will be based on the combined NAV of the number of Creation Units being created or redeemed. The initial amount of Gold Bullion required for deposit with GLDM to create Shares is 1,000 ounces per Creation Unit. The number of ounces of Gold Bullion required to create a Creation Unit or to be delivered upon the redemption of a Creation Unit gradually decreases over time, due to the accrual of GLDM’s expenses and the sale of GLDM’s Gold Bullion to pay GLDM’s expenses. This is because the Shares comprising a Creation Unit will represent a decreasing amount of Gold Bullion due to the sale of GLDM’s Gold Bullion to pay GLDM’s expenses. Creation Units may be created or redeemed only by Authorized Participants, who will pay a transaction fee of $500 for each order to create or redeem Creation Units. Authorized Participants may sell to other investors all or part of the Shares included in the Creation Units they purchase from GLDM. See “Plan of Distribution.” The number of Shares in a Creation Unit, and the transaction fee associated with such Creation Units, may be changed by the Sponsor at any time in its sole discretion. In addition, the Sponsor may waive the transaction fee on the creation or redemption of Creation Units for one or more Authorized Participants from time to time in its sole discretion.

Investors may obtain on a 24-hour basis gold pricing information based on the spot price for an ounce of gold from various financial information service providers. Current spot prices are also generally available with bid/ask spreads from Gold Bullion dealers. In addition, the Sponsor’s website provides ongoing pricing information for gold spot prices and the Shares. Market prices for the Shares are available from a variety of sources including brokerage firms, information websites and other information service providers. GLDM’s NAV as calculated each Business Day by the Administrator will be posted on the Sponsor’s website. GLDM has no fixed termination date and the Sponsor may terminate GLDM for any reason in its sole discretion. See “The Declaration of Trust — Termination of the Trust or GLDM.”

Description of Key Service Providers

THE SPONSOR

The Sponsor is a Delaware limited liability company formed on August 1, 2014. The Sponsor is responsible for establishing the Trust and for the registration of the Shares. The Sponsor generally oversees the performance of GLDM’s principal service providers, but does not exercise day-to-day oversight over such service providers. The Sponsor, with assistance and support from the Administrator, is responsible for preparing and filing periodic reports on behalf of GLDM with the SEC and provides any required certification for such reports. The Sponsor designates the independent registered public accounting firm of GLDM and may from time to time employ legal counsel for GLDM. The Sponsor is an affiliate of World Gold Trust Services LLC, the sponsor of the SPDR® Gold Trust. To assist the Sponsor in marketing the Shares, the Sponsor has entered into the Marketing Agent Agreement with the Marketing Agent and GLDM. See “The Marketing Agent” below for more information about the Marketing Agent. The Sponsor maintains a public website on behalf of GLDM (www.spdrgoldshares.com), which contains information about GLDM and the Shares.

Executive Officers and Directors of the Sponsor

The Trust does not have any directors, officers or employees. The following persons, in their respective capacities as directors or executive officers of the Sponsor, a Delaware limited liability company, perform certain functions with respect to the Trust that, if the Trust had directors or executive officers, would typically be performed by them.

Joseph R. Cavatoni is the Principal Executive Officer of the Sponsor, Laura S. Melman is the Chief Financial Officer and Treasurer of the Sponsor, and Gregory S. Collett is the Vice President of the Sponsor. The Board of Directors of the Sponsor consists of four individuals, of whom three serve on its Audit Committee. The Audit Committee has the responsibility for overseeing the financial reporting process of the Trust, including the risks and controls of that process and such other oversight functions as are typically performed by an audit committee of a public company.

Joseph R. Cavatoni, age 50, is the Principal Executive Officer and President and, since February 2017 has been a principal of, the Sponsor. He joined the World Gold Council as Managing Director USA and ETFs in September 2016. From October 2016 to the present, he has served as Principal Executive Officer of World Gold Trust Services, LLC (“WGTS LLC”), sponsor of the SPDR® Gold Trust and an affiliate of the Sponsor. Prior to that, from April 2009 to December 2015 he served with BlackRock, Inc., a publicly traded investment management firm, first as the head of iShares Capital Markets in Asia Pacific (2009) and as Head of iShares Capital Markets and Product Development in the same region (2009-2011). From November 2011 to December 2015, Mr. Cavatoni served as a BlackRock Managing Director and Head of iShares Capital Markets, Americas. From August 2003 to April 2009, Mr. Cavatoni served with UBS Securities Asia Limited, first as Executive Director, Head of Swaps, Asia (2003-2006) and then as Managing Director, Head of Equity Finance APAC (2006-2009). Prior to that, Mr. Cavatoni was on garden leave during June and July 2003. Prior to joining UBS Securities Asia Limited, he served with Merrill Lynch & Company, Inc. from June 1994 to May 2003 as Senior Credit Analyst, Credit and Risk Management Team in New York (1994-1995), Vice President, Credit and Risk Management Team, Hong Kong (1995-2000) and Director, Head of Prime Brokerage Asia, Japan and Australia (2000-2003). Mr. Cavatoni received his Bachelor of Business Administration degree from The George Washington University and his Master of Business Administration degree from Northwestern University and the Hong Kong University of Science and Technology.

Laura S. Melman, age 52, is the Chief Financial Officer and Treasurer of the Sponsor. She has served as the Treasurer and Chief Operating Officer of WGC USA, Inc., an affiliate of the Sponsor, since January 22, 2018. Ms. Melman was previously employed by PIMCO LLC (“PIMCO”), from June 2012 until January 2018. During her tenure at PIMCO, Ms. Melman was Senior Vice President responsible for taxation, accounting and analytics for PIMCO’s funds and ETFs worldwide. Ms. Melman’s responsibilities included complex product development, accounting, and taxation of financial instruments and investment strategies. Ms. Melman also served as officer for PIMCO’s open-end, closed-end funds and ETFs. Prior to PIMCO, Ms. Melman served as Executive Director and Tax Director at J.P. Morgan Asset Management (“J.P. Morgan”), managing tax, accounting and compliance issues for J.P. Morgan’s registered and unregistered fund products from August 2006 to June 2012. She has also served as Vice President of product development at BNY Mellon (September 2000-August 2006), where she helped to develop and launch the first exchange-traded gold trusts. Ms. Melman is listed as co-inventor of the business method patents that support the structure of exchange-traded commodity trusts. Prior to working within product development, Ms. Melman served with BNY Mellon as Vice President of taxation and fund accounting (September 1992-September 2000). Ms. Melman has also worked at PricewaterhouseCoopers as a tax consultant (September 1989-September 1992) within the firm’s financial services practice. Ms. Melman earned her Bachelor of Science degree from Rutgers University and received her Master of Business Administration in Accounting from the Rutgers Graduate School of Management. She is a Certified Public Accountant.

Gregory Collett, age 47, joined the World Gold Council in April 2014 and currently serves as Director of Investment Products for WGC USA, Inc., a wholly-owned, indirect subsidiary of the World Gold Council. In that capacity, his responsibilities include overseeing the SPDR® Gold Trust (Symbol: GLD), the largest exchange-traded fund in the world backed by physical gold. Mr. Collett became a registered Associated Person and Listed Principal of the Sponsor on August 19, 2015 and August 13, 2015, respectively. From January 2010 to March 2014, Mr. Collett was a partner with the law firm of Collett Clark LLP, where he primarily handled financial industry transactions and disputes involving commodity futures. Prior to founding a law firm in January 2010, Mr. Collett pursued personal endeavors after voluntarily departing Deutsche Bank in June 2008. From October 2002 through June 2008, Mr. Collett worked for Deutsche Bank where he launched the Powershares DB line of commodity and currency ETFs and ETNs. In that capacity, Mr. Collett held the title of Director and Chief Operating Officer of DB Commodity Services LLC, which was the managing owner and commodity pool operator of the ETFs. Mr. Collett became a registered Associated Person of Deutsche Bank Securities Inc. on December 22, 2006 and a Listed Principal of DB Commodity Services LLC on June 12, 2006. He withdrew his registration as an Associated Person of Deutsche Bank Securities Inc. and Listed Principal of DB Commodity Services LLC on June 20, 2008. Before joining Deutsche Bank, Mr. Collett was an associate with the law firm of Sidley Austin LLP from March 2000 to October 2002 and an attorney-advisor for the Commodity Futures Trading Commission. Mr. Collett received his J.D. from George Washington University Law School in 1997 and his B.A. from Colgate University in 1993.

William J. Shea, age 70, is Chairman of the Board of Directors of the Sponsor, a member of the Board’s Audit Committee and a principal of the CPO since January 2017. He was appointed to the Board when it was formed in January 2017. In January 2013, he was appointed to the Board of Directors of World Gold Trust Services, LLC (“WGTS LLC”), the sponsor of the largest exchange-traded fund in the world backed by physical gold and an affiliate of the Sponsor. He serves as Chairman of WGTS LLC’s Board of Directors and is a member of its Audit Committee. He has more than 35 years of experience in the financial services industry and in business restructurings. He was elected to the Board of Directors of Caliber ID, Inc. in 2001 and was appointed Chairman in December 2010. Prior to his appointment to the Board of Caliber ID, he served as Executive Chairman of Royal & Sun Alliance (RSA), USA from January 2005 to December 2006, and oversaw its divestiture from RSA, a large public insurance company headquartered in the United Kingdom. From 2001 to 2004, he was Chief Executive Officer of Conseco, Inc., a publicly held diversified insurance and financial services firm that he guided through the federal bankruptcy and restructuring process. From January 1997 to February 2001, he oversaw the turnaround of Centennial Technologies, Inc., a high technology manufacturing company in the flash memory business. Mr. Shea served as Vice Chairman of BankBoston Corporation from January 1993 to August 1998. He was the Vice Chairman and a Senior Partner of Coopers & Lybrand (now PricewaterhouseCoopers), an international public accounting firm, for whom he worked from June 1974 to December 1992. Mr. Shea sits on the boards of AIG SunAmerica, a mutual funds company, and is Chairman of the Board of Demoulas Supermarkets, Inc., a privately held retail grocery store chain in New England. He was a board member of Boston Private Financial Holdings, a public bank holding company, and its related bank from June 2004 to May

2014. Mr. Shea has served on the boards of the Boston Children’s Hospital, Northeastern University, NASDAQ OMX BX, and the Boston Stock Exchange. Mr. Shea holds both a Bachelor of Arts degree and a Master of Arts degree in Economics.

The Sponsor has concluded that Mr. Shea should serve as Director because of the knowledge and extensive experience he gained in a variety of leadership roles with different financial institutions and an international public accounting firm, his extensive experience in business restructurings, and the experience he has gained serving as a director of WGTS, LLC.

Aram Shishmanian, age 67, is a Director on the Board of Directors of the Sponsor and a principal of the CPO since February 2017. He was appointed to the Board when it was formed in January 2017. In January 2013, he was appointed to the Board of Directors of WGTS LLC, the sponsor of the largest exchange-traded fund in the world backed by physical gold and an affiliate of the Sponsor. Since January 2009, he has also served as Chief Executive Officer of the World Gold Council, the ultimate parent of the Sponsor.

The Sponsor has concluded that Mr. Shishmanian should serve as Director because of the knowledge and extensive experience he gained in a variety of leadership roles with different financial institutions, his extensive experience as a management consultant and as a director on other boards, and the experience he has gained serving as a director of WGTS LLC.

Rocco Maggiotto, age 68, is a Director on the Board of Directors of the Sponsor, Chairman of the Board’s Audit Committee and a principal of the CPO since February 2017. He was appointed to the Board when it was formed in January 2017. In January 2013, he was appointed to the Board of Directors of WGTS LLC, sponsor of the largest exchange-traded fund in the world backed by physical gold and an affiliate of the Sponsor. He also serves as Chairman of the Audit Committee of WGTS LLC’s Board of Directors. Mr. Maggiotto is the Chief Executive Officer and Co-Founder of PWRCierge, LLC, an independent power company providing Cogeneration solutions and other energy management solutions for Continuing Care Retirement Communities and other non-profit institutions. He has served in this capacity from October 2012 to the present. From June 2012 to the present, Mr. Maggiotto has been the Managing Principal of Manchester Consulting Group, which consults with financial institutions. From June 2006 to June 2012, Mr. Maggiotto was Executive Vice President and Global Head of Customer and Distribution Management for Zurich Financial Services’ $35 billion General Insurance Business. He was responsible for the development and implementation of Zurich’s customer and distribution management strategies, its global industry practices and its relationships with the global broker organizations and served as Chairman of General Insurance’s Growth Agenda.

The Sponsor has concluded that Mr. Maggiotto should serve as Director because of the knowledge and extensive experience he gained in a variety of leadership roles with different financial institutions and international public accounting firms, his extensive experience as a director on other boards, and the experience he has gained serving as a director of WGTS LLC.

Neal Wolkoff, age 63, is a Director on the Board of Directors of the Sponsor, a member of the Board’s Audit Committee and a principal of the CPO since February 2017. He was appointed to the Board when it was formed in January 2017. In January 2013, he was appointed to the Board of Directors of WGTS LLC, the sponsor of the largest exchange-traded fund in the world backed by physical gold and an affiliate of the Sponsor. He also serves as a member of the Audit Committee of WGTS LLC’s Board of Directors. In November 2003, Mr. Wolkoff founded, and since that date has served as CEO of Wolkoff Consulting Services, LLC, a consulting firm. From December 2016 to the present, he has been a Principal in Health Care Financial Exchange Inc., a Delaware c-corporation, which is in the business of designing financial products for the healthcare industry. From July 2014 to December 2016, he was a member of U.S. Health Futures, LLC, which is in the business of designing financial products for the healthcare industry. Previously, from October 2008 to February 2012, he served as the Chief Executive Officer of ELX Futures, L.P., founded by major dealer banks and trading firms to compete in the area of interest rate futures.

The Sponsor has concluded that Mr. Wolkoff should serve as Director because of the knowledge and extensive experience he gained in a variety of leadership roles at a major stock exchange and futures exchange, the experience he gained as a trial attorney, his extensive experience as a director on other boards, and the experience he has gained serving as a director of WGTS LLC.

WGC (US) Holdings Inc. is an affiliate of the World Gold Council and the Sponsor’s sole member. The World Gold Council is the market development organization for the gold industry with 19 members with mining operations in 40 countries. With its unique insight into the global gold market, the World Gold Council sees unrealized potential for gold across society and intervenes to create new possibilities for the use of gold. Working with various organizations across the gold supply chain, the World Gold Council attempts to stimulate demand, develop innovative uses of gold and takes new products to market. As the global industry authority on gold, the World Gold Council offers comprehensive analysis of the industry, giving decision makers useful information and insight into the drivers of gold demand.

The Sponsor has a code of ethics (the “Code of Ethics”) that applies to its executive officers and agents, including its Principal Executive Officer and Chief Financial Officer, who perform certain functions with respect to the Trust that, if the Trust had executive officers would typically be performed by them. The Code of Ethics is available free of charge upon request by writing the Sponsor at 685 Third Avenue, 27th Floor, New York, NY 10017 or calling the Sponsor at (212) 317-3800. The Sponsor’s Code of Ethics is intended to be a codification of the business and ethical principles that guide the Sponsor, and to deter wrongdoing, promote honest and ethical conduct, avoid conflicts of interest, and foster compliance with applicable governmental laws, rules and regulations, the prompt internal reporting of violations and accountability for adherence to the Code of Ethics.

THE TRUSTEE

Delaware Trust Company, a Delaware trust company, is the sole Trustee of the Trust and GLDM. The Trustee’s principal offices are located at 251 Little Falls Drive, Wilmington, DE 19808. The Trustee’s duties and liabilities with respect to the offering of the Shares and the management of the Trust and GLDM are limited to its express obligations under the Certificate of Trust and the Declaration of Trust. The rights and duties of the Trustee and the Shareholders are governed by the provisions of the Delaware Statutory Trust Act and by the Declaration of Trust.

The Trustee accepts service of legal process on behalf of the Trust and GLDM in the State of Delaware and makes certain filings under the Delaware Statutory Trust Act. The Trustee does not owe any other duties to the Trust or the Shareholders. The Declaration of Trust provides that the Trustee is compensated by the Sponsor. The Sponsor has the discretion to replace the Trustee.

The Trustee has not signed the registration statement of which this prospectus is a part, and is not subject to issuer liability under the federal securities laws for the information contained in this prospectus and under federal securities laws with respect to the issuance and sale of the Shares. Under such laws, neither the Trustee, either in its capacity as Trustee or in its individual capacity, nor any director, officer or controlling person of the Trustee is, or has any liability as, the issuer or a director, officer or controlling person of the issuer of the Shares. The Trustee’s liability in connection with the issuance and sale of the Shares is limited solely to the express obligations of the Trustee set forth in the Declaration of Trust.

The Trustee has no duty or liability to supervise or monitor the performance of the service providers to GLDM, nor does the Trustee have any liability for the acts or omissions of such service providers. The Shareholders have no voice in the day-to-day management of the business and operations of GLDM and the Trust.

THE ADMINISTRATOR

The Trust, on behalf of GLDM, has appointed BNYM as the Administrator of GLDM and has entered into an Administration Agreement in connection therewith (the “Administration Agreement”). BNYM, a banking corporation organized under the laws of the State of New York with trust powers, has an office at 2 Hanson Place, Brooklyn, New York 11217. BNYM is subject to supervision by the New York State Banking Department and the Board of Governors of the Federal Reserve System.

Pursuant to the Administration Agreement, the Administrator performs or supervises the performance of services necessary for the operation and administration of GLDM. These services include receiving and processing orders from Authorized Participants to create and redeem Creation Units, net asset value calculations, accounting and other fund administrative services. The Administrator retains, separately for GLDM, certain financial books and records, including Creation Unit creation and redemption books and records; GLDM accounting; ledgers with respect to assets, liabilities, capital, income and expenses; the registrar; transfer journals; and related details and trading and related documents received from custodians.

The term of the Administration Agreement is one year from its effective date and will automatically renew for additional one-year terms unless any party provides written notice of termination (with respect to GLDM) at least 90 days prior to the end of any one-year term or unless earlier terminated as provided below:

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Either party terminates prior to the expiration of the initial term in the event that (i) the other party breaches any material provision of the Administration Agreement, provided that the non-breaching party gives written notice of such breach to the breaching party and the breaching party does not cure such violation within 90 days of receipt of such notice; (ii) a party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such party any such case or proceeding; (iii) a party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property or there is commenced against the party any such case or proceeding; (iv) a party makes a general assignment for the benefit of creditors; or (v) a party states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due.

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The Trust may terminate the Administration Agreement prior to the expiration of the initial term upon 90 days’ prior written notice in the event that the Sponsor determines to liquidate the Trust and terminate its registration with the SEC.

The Administrator’s monthly fees are paid by the Sponsor. The Administrator and any of its affiliates may from time to time purchase or sell Shares for their own accounts, as agents for their customers and for accounts over which they exercise investment discretion. The Administrator and any successor administrator must be a participant in DTC or such other securities depository as shall then be acting.

THE TRANSFER AGENT

The Trust, on behalf of GLDM, has appointed BNYM as the Transfer Agent of GLDM and has entered into a Transfer Agency and Service Agreement in connection therewith (the “Transfer Agency and Service Agreement”).

Pursuant to the Transfer Agency and Service Agreement, the Transfer Agent serves as GLDM’s transfer agent, dividend or distribution disbursing agent, and agent in connection with certain other activities as provided under the Transfer Agency and Service Agreement. The Transfer Agent receives a transaction processing fee in connection with orders from Authorized Participants to create or redeem Creation Units in the amount of $500 per order. These transaction processing fees are paid directly by the Authorized Participants and not by GLDM.

The term of the Transfer Agency and Service Agreement is one year from its effective date and will automatically renew for additional one-year terms unless any party provides written notice of termination (with respect to GLDM) at least 90 days prior to the end of any one-year term or unless earlier terminated as provided below:

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Either party terminates prior to the expiration of the initial term in the event that (i) the other party breaches any material provision of the Transfer Agency and Service Agreement, provided that the non-breaching party gives written notice of such breach to the breaching party and the breaching party does not cure such violation within 90 days of receipt of such notice; (ii) a party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such party any such case or proceeding; (iii) a party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property or there is commenced against the party any such case or proceeding; (iv) a party makes a general assignment for the benefit of creditors; or (v) a party states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due.

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GLDM may terminate the Transfer Agency and Service Agreement prior to the expiration of the initial term upon 90 days’ prior written notice in the event that the Sponsor determines to liquidate the Trust or GLDM and terminate its registration with the SEC other than in connection with a merger or acquisition of the Trust.

THE CUSTODIAN (CASH ONLY)

The Trust, on behalf of GLDM, has appointed BNYM to serve as the custodian of GLDM’s cash, if any, and has entered into a custody agreement in connection therewith (the “BNYM Custody Agreement”).

Pursuant to the BNYM Custody Agreement, BNYM has agreed to establish and maintain one or more cash accounts for GLDM. BNYM shall also maintain books and records segregating the assets of GLDM from the assets of any other series of the Trust. With respect to all cash held pursuant to the BNYM Custody Agreement, BNYM shall, unless otherwise instructed to the contrary, (a) receive all income and other payments and advise GLDM as promptly as practicable of any such amounts due but not paid; and (b) endorse for collection checks, drafts or other negotiable instruments.

The term of the BNYM Custody Agreement is one year from its effective date and will automatically renew for additional one-year terms unless any party provides written notice of termination (with respect to GLDM) at least 90 days prior to the end of any one-year term or unless earlier terminated as provided below:

•

Either party terminates prior to the expiration of the initial term in the event that (i) the other party breaches any material provision of the BNYM Custody Agreement, provided that the non-breaching party gives written notice of such breach to the breaching party and the breaching party does not cure such violation within 90 days of receipt of such notice; (ii) a party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such party any such case or proceeding; (iii) a party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property or there is commenced against the party any such case or proceeding; (iv) a party makes a general assignment for the benefit of creditors; or (v) a party states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due.

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The Trust may terminate the BNYM Custody Agreement prior to the expiration of the initial term upon 90 days’ prior written notice in the event that Sponsor determines to liquidate the Trust or GLDM and terminate its registration with the SEC.

THE CUSTODIAN

ICBC Standard Bank Plc serves as the Custodian of GLDM’s Gold Bullion. ICBC Standard Bank Plc is a public limited company incorporated under the laws of England and Wales. Its London office is located at 20 Gresham Street, London, EC2V 7JE, United Kingdom. While the UK operations of the Custodian are regulated by the FCA in the United Kingdom, the custodial services provided by the Custodian are presently not a regulated activity subject to the rules of the FCA.

The Custodian is responsible for safekeeping GLDM’s Gold Bullion. The Custodian facilitates the transfer of Gold Bullion into and out of GLDM through the unallocated Gold Bullion accounts it may maintain for each

Authorized Participant or unallocated gold accounts that may be maintained for an Authorized Participant by another LPMCL clearing bank, and through the unallocated and allocated Gold Bullion accounts it maintains for GLDM. The Custodian is responsible for allocating specific bars of Gold Bullion to the GLDM Allocated Account. The Custodian provides GLDM with regular reports detailing the Gold Bullion transfers into and out of the GLDM Unallocated Account and the GLDM Allocated Account and identifying the Gold Bullion bars held in the GLDM Allocated Account.

The Custodian and its affiliates may from time to time purchase or sell Gold Bullion or Shares for their own accounts, as agents for their customers and for accounts over which they exercise investment discretion.

Unless otherwise agreed by GLDM, the Custodian holds the Gold Bullion deposited with and held for the account of GLDM at its London, England vault, except when the Gold Bullion has been allocated in the vault of a subcustodian solely for temporary custody and safekeeping. If held by a subcustodian, the Custodian has agreed that it will use commercially reasonable efforts promptly to transport the Gold Bullion from the subcustodian’s vault to the Custodian’s vault, at the Custodian’s cost and risk. The Custodian is a market maker, clearer and approved weigher of gold under the rules of the LBMA.

The Custodian, as instructed by the Sponsor or GLDM, is authorized to accept, on behalf of GLDM, deposits of Gold Bullion in unallocated form. Acting on standing instructions given by the Sponsor or GLDM, the Custodian allocates Gold Bullion deposited in unallocated form with GLDM by selecting bars of Gold Bullion for deposit to the GLDM Allocated Account from unallocated bars which the Custodian holds or by instructing a subcustodian to allocate bars from unallocated bars held by the subcustodian. All Gold Bullion allocated to GLDM must conform to the rules, regulations, practices and customs of the LBMA, and the Custodian must replace any nonconforming Gold Bullion with conforming Gold Bullion as soon as practical.

The Gold Bullion bars in an allocated Gold Bullion account are specific to that account and are identified by a list which shows, for each Gold Bullion bar, the refiner, assay or fineness, serial number and gross and fine weight. Gold Bullion held in GLDM’s allocated account is the property of GLDM and is not traded, leased or loaned under any circumstances.

The Gold Bullion bars held in an unallocated account are not segregated from the Custodian’s assets. The account holder therefore has no ownership interest in any specific bars of Gold Bullion that the unallocated account’s bullion dealer holds or owns. The account holder is an unsecured creditor of the bullion dealer, and credits to an unallocated account are at risk of the bullion dealer’s insolvency, in which event it may not be possible for a liquidator to identify any Gold Bullion held in an unallocated account as belonging to the account holder rather than to the bullion dealer.

The Trust, on behalf of GLDM, and the Custodian have entered into Custody Agreements which establish the GLDM Unallocated Account and the GLDM Allocated Account. The GLDM Unallocated Account is used for several purposes. It is used to facilitate the transfer of Gold Bullion deposits and Gold Bullion redemption distributions between Authorized Participants and GLDM in connection with the creation and redemption of Creation Units. It is also used for sales of Gold Bullion to pay GLDM Expenses, and when Gold Bullion is transferred into and out of GLDM. The Custodian is instructed to allocate all Gold Bullion deposited with GLDM to the GLDM Allocated Account by the close of business on each Business Day.

The Custodian is authorized to appoint from time to time one or more subcustodians to hold GLDM’s Gold Bullion until it can be transported to the Custodian’s vault. In accordance with LBMA practices and customs, the Custodian does not have written custody agreements with the subcustodians it selects. This could affect the recourse of GLDM and the Custodian against any subcustodian in the event a subcustodian does not use due care in the safekeeping of GLDM’s Gold Bullion. See “Risk Factors — The ability of the Administrator and the Custodian to take legal action against subcustodians may be limited.”

The Custodian is required to use reasonable care in selecting subcustodians and will monitor the conduct of each subcustodian, and, where it is legally permissible to do so, promptly advise the Trust of any difficulties or problems existing with respect to such subcustodian of which the Custodian is aware. The Custodian is obliged under the Allocated Gold Account Agreement to use commercially reasonable efforts to obtain delivery of Gold Bullion from those subcustodians appointed by it. Under the Allocated Gold Account Agreement, except for an obligation on the part of the Custodian to use commercially reasonable efforts to obtain delivery of GLDM’s Gold Bullion bars from any subcustodians appointed by the Custodian, the Custodian is not liable for the acts or omissions, or for the solvency, of its subcustodians unless the selection of such subcustodians was made by the Custodian fraudulently, negligently or in bad faith.

Under the customs and practices of the London bullion market, allocated Gold Bullion is held by custodians and, on their behalf, by subcustodians under arrangements that permit each entity for which Gold Bullion is being held: (1) to request from the entity’s custodian (and a custodian or subcustodian to request from its subcustodian) a list identifying each Gold Bullion bar being held and the identity of the particular custodian or subcustodian holding the Gold Bullion bar and (2) to request the entity’s custodian to release the entity’s gold within two business days following demand for release. Each custodian or subcustodian is obligated under the customs and practices of the London bullion market to provide the bar list and the identification of custodians and subcustodians referred to in (1) above, and each custodian is obligated to release gold as requested. Under English law, unless otherwise provided in any applicable custody agreement, a custodian generally is liable to its customer for failing to take reasonable care of the customer’s gold and for failing to release the customer’s gold upon demand.

The Custodian does not require any subcustodians to be insured or bonded with respect to their custodial activities. The Custodian has agreed to maintain insurance in connection with the storage of GLDM’s precious metal under the Custody Agreements, including covering any loss of gold, on such terms and conditions as it considers appropriate, which may not cover the full amount of gold. The Sponsor (so long as the Sponsor is WGC AM) and GLDM may, subject to confidentiality restrictions, review this insurance coverage, and the Custodian will provide the Trust with evidence of the Custodian’s insurance at GLDM’s request within 10 business days following the end of the calendar year. GLDM will not be a beneficiary of any such insurance and does not have the ability to dictate the nature or amount of the coverage. Therefore, Shareholders cannot be assured that the Custodian maintains adequate insurance or any insurance with respect to the Gold Bullion held by the Custodian on behalf of GLDM.

The Custodian has agreed to permit, and to procure that any subcustodian permit, the Sponsor and the Trust and their designated representatives, independent public accountants and bullion auditors access to the Custodian’s premises upon reasonable notice during normal business hours (but without limitation on the frequency of access to such premises), to examine on the Custodian’s premises the Gold Bullion held by the Custodian and such records as they may reasonably require to perform their respective duties with regard to investors in GLDM’s Shares. The Sponsor’s officers and/or properly designated representatives verify GLDM’s holdings at least annually and may confirm the holdings more than once per annum. The independent public accountants endeavor to examine the Gold Bullion held by the Custodian in person at least annually, but are under no legal obligation to do so.

The Custody Agreements

The Allocated Gold Account Agreement and the Unallocated Gold Account Agreement between the Trust, on behalf of GLDM, and the Custodian establishes the GLDM Allocated Account and the GLDM Unallocated Account, respectively. These agreements are sometimes referred to together as the “Custody Agreements.” The following is a description of the material terms of the Custody Agreements. As the Custody Agreements are similar in form, they are discussed together, with material distinctions between the agreements noted.

Transfers into the GLDM Unallocated Account

The Custodian credits to the GLDM Unallocated Account the amount of Gold Bullion it receives from the GLDM Allocated Account, an Authorized Participant’s unallocated gold account, or from other third-party unallocated accounts representing the right to receive Gold Bullion. Unless otherwise agreed by the Custodian in writing, the only Gold Bullion the Custodian will accept in physical form for credit to the GLDM Unallocated Account is Gold Bullion transferred from the GLDM Allocated Account. No interest will be paid by the Custodian on any credit balance to the GLDM Unallocated Account.

Transfers from the GLDM Unallocated Account

The Custodian transfers Gold Bullion from the GLDM Unallocated Account only in accordance with the Trust’s instructions to the Custodian. A transfer of Gold Bullion from the GLDM Unallocated Account may only be made, (1) by transferring Gold Bullion to an Authorized Participant’s unallocated account, (2) by transferring Gold Bullion to the GLDM Allocated Account, (3) by making Gold Bullion available for collection at the Custodian’s vault premises or at such other location as the Custodian may specify, (4) by delivering the Gold Bullion to such location as the Trust directs at GLDM’s expense and risk, or (5) by transferring to an account maintained by the Custodian or by a third party on an unallocated basis in connection with the sale of Gold or other permitted transfers. Any Gold Bullion made available in physical form will be in a form which complies with the rules, regulations, practices and customs of the LBMA, the Bank of England or any applicable regulatory body, or Custody Rules, or in such other form as may be agreed between the Administrator and the Custodian, and in all cases will comprise one or more whole Gold Bullion bars selected by the Custodian.

The Custody Agreements provide for the full allocation of all Gold Bullion received from the Authorized Participants or other third parties and credited to the GLDM Unallocated Account at the end of each Business Day. The Sponsor may establish an overdraft facility with the Custodian under which the Custodian may make available to the GLDM Unallocated Account up to 430 fine ounces of Gold Bullion in order to allow the Custodian to fully allocate all Gold Bullion credited to the GLDM Unallocated Account to the GLDM Allocated Account at the end of each Business Day.

Transfers into the GLDM Allocated Account

With respect to Gold Bullion delivered by Authorized Participants, the Custodian receives transfers of Gold Bullion into the GLDM Allocated Account only at the Trust’s instructions by debiting Gold Bullion from the GLDM Unallocated Account and crediting such Gold Bullion to the GLDM Allocated Account.

Transfers from the GLDM Allocated Account

The Custodian transfers Gold Bullion from the GLDM Allocated Account only in accordance with the Trust’s instructions. Generally, the Custodian transfers Gold Bullion from the GLDM Allocated Account only by debiting Gold Bullion from the GLDM Allocated Account and crediting the Gold Bullion to the GLDM Unallocated Account.

Withdrawals of Gold Directly from the GLDM Allocated Account

Upon the Trust’s instruction, the Custodian debits Gold Bullion from the GLDM Allocated Account and makes the Gold Bullion available for collection by the Trust or, if separately agreed, for delivery by the Custodian in accordance with its usual practices at GLDM’s expense and risk. The Trust and the Custodian expect that the Trust will withdraw Gold Bullion physically from the GLDM Allocated Account (rather than by crediting it to the GLDM Unallocated Account and instructing a further transfer from that account) only in exceptional circumstances, such as if, for some unforeseen reason, it was not possible to transfer Gold Bullion in unallocated form. The Custodian is not obliged to effect any requested delivery if, in its reasonable opinion, (1) this would cause the Custodian or its agents to be in breach of the Custody Rules or other applicable law, court order or regulation, (2) the costs incurred would be excessive or (3) delivery is impracticable for any reason. When Gold Bullion is physically withdrawn from the GLDM Allocated Account pursuant to the Trust’s instruction, all right, title, risk and interest in and to the Gold Bullion withdrawn shall pass to the person to whom or for whose account such Gold Bullion is transferred, delivered or collected at the time the recipient or its agent acknowledges in writing its receipt of Gold Bullion. Unless the Trust specifies the bars of Gold Bullion to be debited from the GLDM Allocated Account, the Custodian is entitled to select the Gold Bullion bars.

Exclusion of Liability

The Custodian will use reasonable care in the performance of its duties under the Custody Agreements and is only responsible for any loss or damage suffered by GLDM as a direct result of any negligence, fraud, or willful default on the part of the Custodian in the performance of the duties under the Custody Agreements. The Custodian’s liability is further limited to the market value of the Gold Bullion held in the GLDM Allocated Account and the amount of the Gold Bullion credited to the GLDM Unallocated Account at the time such negligence, fraud, or willful default is either discovered by or notified to the Custodian, provided that the Custodian notifies the Sponsor and the Trust promptly after any discovery. Furthermore, the Custodian has no duty to make or take or to require any subcustodian selected by it to make or take any special arrangements or precautions beyond those required by the Custody Rules or as specifically set forth in the Custody Agreements.

In the event of a loss caused by the failure of the Custodian or a subcustodian to exercise reasonable care, the Trust, on behalf of GLDM, has the right to seek recovery from the Custodian in breach. The Custodian is not liable for any delay in performance or any non-performance of any of its obligations under the Custody Agreements by reason of any cause beyond the Custodian’s reasonable control, including any act of God or war or terrorism, any breakdown, malfunction or failure of, or in connection with, any communication, computer, transmission, clearing or settlement facilities, industrial action, acts, rules and regulations of any governmental or supra national bodies or authorities or relevant regulatory or self-regulatory organizations.

Indemnity

Solely out of GLDM’s assets, GLDM will indemnify the Custodian against all costs and expenses, damages, liabilities and losses (other than Value Added Tax and the expenses assumed by the Sponsor under its Agreement with the Custodian) which the Custodian may suffer or incur, directly or indirectly, in connection with services provided to GLDM under the Custody Agreements, except to the extent that such sums are due directly to the Custodian’s negligence, willful default or fraud.

Termination

GLDM and the Custodian may each terminate any of the Custody Agreements upon 90 Business Days’ prior written notice. GLDM and the Custodian each may terminate any Custody Agreements immediately by written notice in the event it becomes unlawful for the Custodian or the Trust to be a party to the Agreement or for the Custodian to offer its services to the Trust or for the Trust to receive such services. GLDM and the Custodian each may terminate any Custody Agreements immediately by written notice in the event either party determines in its commercially reasonable opinion the existence of the presentation of a winding-up order, bankruptcy or analogous event in relation to the other party. If either the Allocated Gold Account Agreement or the Unallocated Gold Account Agreement is terminated, the other agreement automatically terminates.

The MARKETING AGENT

The Sponsor has appointed State Street Global Advisors Funds Distributors, LLC as the Marketing Agent of the Trust and has entered into the Marketing Agent Agreement in connection therewith. State Street Global Advisors Funds Distributors, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of State Street Corporation, has an office at One Iron Street, Boston, Massachusetts 02210.

The Marketing Agent and its affiliates may from time to time become Authorized Participants or purchase or sell gold or Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

Pursuant to the Marketing Agent Agreement, the Marketing Agent is responsible for marketing GLDM and the Shares on a continuous basis. Among other things, the Marketing Agent assists the Sponsor in: (1) developing a marketing plan for GLDM on an ongoing basis; (2) preparing marketing materials regarding the Shares, including the content on the Sponsor’s website; (3) executing the marketing plan for GLDM; (4) conducting public relations activities related to the marketing of Shares; and (5) incorporating gold into its strategic and tactical exchange-traded fund research.

The Sponsor has agreed to indemnify the Marketing Agent, its partners, stockholders, members, directors, officers and employees and any affiliate of the foregoing, and their successors and assigns, against any loss, damage, expense, liability or claim that may be incurred by the Marketing Agent in connection with (1) any untrue statement or alleged untrue statement of a material fact contained in the registration statement of which this prospectus forms a part or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (2) any untrue statement or alleged untrue statement of a material fact made by the Sponsor with respect to any representations and warranties or any covenants under the Marketing Agent Agreement, or failure of the Sponsor to perform any agreement or covenant therein, (3) any untrue statement or alleged untrue statement of a material fact contained in any materials used in connection with the marketing of the Shares, (4) circumstances surrounding the third party allegations relating to patent and contract disputes, or (5) the Marketing Agent’s performance of its duties under the Marketing Agent Agreement, except in the case of this clause (5), for any loss, damage, expense, liability or claim resulting from the gross negligence or willful misconduct of the Marketing Agent.

The Marketing Agent Agreement will continue in effect until July 16, 2022 unless earlier terminated in accordance with the terms of the Marketing Agent Agreement. The Marketing Agent’s monthly fees are paid by the Sponsor.

Description of the Shares

GENERAL

The beneficial interest in the Trust is divided into one or more Series. GLDM is one such Series. Each Share of a Series of the Trust shall represent an equal beneficial interest in the net assets of such Series, and each holder of Shares of a Series shall be entitled to receive such holder’s pro rata share of distributions of income and capital gains, if any, made with respect to such Series. Upon redemption of the Shares of any Series, the applicable Shareholder shall be paid solely out of the funds and property of such Series of the Trust. All Shares are fully paid and non-assessable.

SHARE SPLITS

If the Sponsor believes that the per Share price in the secondary market for Shares has fallen outside a desirable trading price range, the Sponsor may cause GLDM to declare a split or reverse split in the number of Shares outstanding and to make a corresponding change in the number of Shares constituting a Creation Unit.

DISTRIBUTIONS

No Share shall have any priority or preference over any other Share of the same Series with respect to dividends or distributions of the Trust or otherwise. All dividends and distributions shall be made ratably among all Shareholders of a Series from the assets held with respect to such Series according to the number of Shares of such Series held of record by such Shareholders on the record date for any dividend or distribution or on the date of termination of the Trust, as the case may be.

VOTING AND APPROVALS

Under the Declaration of Trust, Shareholders have no voting rights except as the Sponsor may consider desirable and so authorize in its sole discretion.

The Securities Depository; Book-Entry-Only System; Global Security

DTC acts as securities depository for the Shares. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of DTC Participants and to facilitate the clearance and settlement of transactions in such securities among the DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC is expected to agree with and represent to the DTC Participants that it will administer its Book-Entry System in accordance with its rules and bylaws and the requirements of law.

Individual certificates will not be issued for the Shares. Instead, one or more global certificates will be signed by the Administrator and the Sponsor on behalf of GLDM, registered in the name of Cede & Co., as nominee for DTC, and deposited with the Administrator on behalf of DTC. The global certificates will evidence all of the Shares outstanding at any time. The representations, undertakings and agreements made on the part of GLDM in the global certificates are made and intended for the purpose of binding only GLDM and not the Administrator or the Sponsor individually.

Upon the settlement date of any creation, transfer or redemption of Shares, DTC will credit or debit, on its book-entry registration and transfer system, the amount of the Shares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The Administrator and the Authorized Participants will designate the accounts to be credited and charged in the case of creation or redemption of Shares.

Beneficial ownership of the Shares will be limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Owners of beneficial interests in the Shares will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC (with respect to DTC Participants), the records of DTC Participants (with respect to Indirect Participants), and the records of Indirect Participants (with respect to Shareholders that are not DTC Participants or Indirect Participants). Shareholders are expected to receive from or through the DTC Participant maintaining the account through which the Shareholder has purchased their Shares a written confirmation relating to such purchase.

Shareholders that are not DTC Participants may transfer the Shares through DTC by instructing the DTC Participant or Indirect Participant through which the Shareholders hold their Shares to transfer the Shares. Shareholders that are DTC Participants may transfer the Shares by instructing DTC in accordance with the rules of DTC. Transfers are made in accordance with standard securities industry practice.

DTC may decide to discontinue providing its service with respect to Creation Units and/or the Shares by giving notice to the Administrator and the Sponsor. Under such circumstances, the Administrator and the Sponsor will either find a replacement for DTC to perform its functions at a comparable cost or, if a replacement is unavailable, terminate GLDM.

The rights of the Shareholders generally must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of DTC. Because the Shares can only be held in book-entry form through DTC and DTC Participants, investors must rely on DTC, DTC Participants and any other financial intermediary through which they hold the Shares to receive the benefits and exercise the rights described in this section. Investors should consult with their broker or financial institution to find out about procedures and requirements for securities held in book-entry form through DTC.

Determination of NAV

The Administrator determines the NAV of Shares of GLDM on each Business Day. The NAV of Shares of GLDM is the aggregate value of GLDM’s assets (which include gold payable, but not yet delivered, to GLDM) less its liabilities (which include accrued but unpaid fees and expenses). The NAV of GLDM is calculated based on the price of gold per ounce times the number of ounces of Gold Bullion owned by GLDM. For purposes of calculating NAV, the number of ounces of Gold Bullion reflects the amount of Gold Bullion delivered into (or out of) GLDM on a daily basis by Authorized Participants creating and redeeming Shares. The number of ounces of Gold Bullion held by GLDM is adjusted downward by the Sponsor’s fee.

In determining GLDM’s NAV, the Administrator generally values the Gold Bullion based on the LBMA Gold Price PM for an ounce of gold. If no LBMA Gold Price PM is made on a particular evaluation day or if the LBMA Gold Price PM has not been announced by 12:00 p.m. New York time on a particular evaluation day, the next most recent LBMA Gold Price (AM or PM) generally will be used in the determination of the NAV of GLDM, unless the Sponsor determines that such price is inappropriate to use as the basis for such determination. If the Sponsor determines that such price is inappropriate to use, it shall identify an alternate basis for evaluation of the Gold Bullion held by GLDM. In such case, the Sponsor would, for example, look to the current trading price of gold from other reported sources, such as dealer quotes, broker quotes or electronic trading data, to value GLDM’s Shares.

The NAV generally will be calculated as of 12:00 p.m. New York time on any Business Day. The Administrator also determines the NAV per Share. The general role, responsibilities and regulation of the Administrator are further described in “Description of Key Service Providers — The Administrator.”

Creation and Redemption of Shares

GLDM creates and redeems Shares from time to time, but only in one or more Creation Units (a Creation Unit equals a block of 100,000 Shares). The creation and redemption of Creation Units is only made in exchange for the delivery to GLDM or the distribution by GLDM of the amount of Gold Bullion represented by the Creation Units being created or redeemed. The amount of Gold Bullion required to be delivered to GLDM in connection with any creation, or paid out upon redemption, is based on the combined NAV of the number of Shares included in the Creation Units being created or redeemed as determined on the day the order to create or redeem Creation Units is properly received and accepted. The standard settlement cycle for most broker-dealer securities transactions is two business days, T+2 (the trade date plus two business days).

Authorized Participants are the only persons that may place orders to create and redeem Creation Units. To become an Authorized Participant, a person must enter into a Participant Agreement with the Administrator. The Participant Agreement and the related procedures attached thereto may be amended by the Administrator and the Sponsor without the consent of any Shareholder or Authorized Participant. Authorized Participants who make deposits with GLDM in exchange for Creation Units receive no fees, commissions or other form of compensation or inducement of any kind from either the Sponsor or GLDM, and no such person has any obligation or responsibility to the Sponsor or GLDM to effect any sale or resale of Shares.

Authorized Participants are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act, as described in the section “Plan of Distribution.”

Prior to initiating any creation or redemption order, an Authorized Participant must have an existing unallocated account with an LPMCL clearing bank identified by the Authorized Participant to the Custodian and the Sponsor, or an agreement with the Custodian itself establishing an unallocated account in London. An unallocated account is an account with a bullion dealer, which may also be a bank, to which a fine weight amount of Gold Bullion is credited. Transfers to or from an unallocated account are made by crediting or debiting the number of ounces of Gold Bullion being deposited or withdrawn. The account holder is entitled to direct the bullion dealer to deliver an amount of physical Gold Bullion equal to the amount of Gold Bullion standing to the credit of the unallocated account holder. Gold Bullion held in an unallocated account is not segregated from the Custodian’s assets. The account holder therefore has no ownership interest in any specific bars of Gold Bullion that the bullion dealer holds or owns. The account holder is an unsecured creditor of the bullion dealer, and credits to an unallocated account are at risk of the bullion dealer’s insolvency, in which event it may not be possible for a liquidator to identify any Gold Bullion held in an unallocated account as belonging to the account holder rather than to the bullion dealer.

Certain Authorized Participants are able to participate directly in the Gold Bullion market and the gold futures market. In some cases, an Authorized Participant may from time to time acquire gold from or sell gold to its affiliated gold trading desk, which may profit in these instances. The Sponsor believes that the size and operation of the Gold Bullion market make it unlikely that an Authorized Participant’s direct activities in the gold or securities markets will affect the price of gold or the price of the Shares. Authorized Participants must be DTC Participants and must be registered as broker-dealers under the Exchange Act, and regulated by FINRA, or must be exempt from being or otherwise must not be required to be so regulated or registered, and must be qualified to act as brokers or dealers in the states or other jurisdictions where the nature of their business so requires. Each Authorized Participant will have its own set of rules and procedures, internal controls and information barriers as it determines is appropriate in light of its own regulatory regime.

Authorized Participants may act for their own accounts or as agents for broker-dealers, custodians and other securities market participants that wish to create or redeem Creation Units. An order for one or more Creation Units may be placed by an Authorized Participant on behalf of multiple clients. Persons interested in purchasing Creation Units should contact the Sponsor or the Administrator to obtain the contact information for the

Authorized Participants. Shareholders who are not Authorized Participants will only be able to redeem their Shares through an Authorized Participant.

All Gold Bullion must be delivered by Authorized Participants to GLDM and distributed by GLDM in unallocated form through credits and debits between Authorized Participants’ unallocated accounts and the GLDM Unallocated Account.

All Gold Bullion must be of at least a minimum fineness (or purity) of 995 parts per 1,000 (99.5%) and otherwise conform to the rules, regulations, practices and customs of the LBMA, including the specifications for a London Good Delivery Bar.

Under the Participant Agreement with respect to each Authorized Participant, the Sponsor has agreed to indemnify the Authorized Participants against certain liabilities, including liabilities under the Securities Act, and to contribute to the payments the Authorized Participants may be required to make in respect of those liabilities.

The following description of the procedures for the creation and redemption of Creation Units is only a summary and investors should review the description of the procedures for the creation and redemption of Creation Units set forth in the Declaration of Trust, the Administration Agreement and the form of Participant Agreement, each of which has been filed as an exhibit to this registration statement of which this prospectus is a part.

CREATION PROCEDURES

On any Business Day, an Authorized Participant may place an order with the Administrator to create one or more Creation Units. Purchase orders must be placed with the Administrator no later than 3:59:59 p.m. New York time. The day on which the Administrator receives a valid purchase order is the purchase order date. By placing a purchase order, an Authorized Participant agrees to deposit Gold Bullion with GLDM, as described below. Prior to the delivery of Creation Units for a purchase order, the Authorized Participant must also have wired to the Administrator the non-refundable transaction fee due for the purchase order.

DETERMINATION OF REQUIRED DEPOSITS

The total deposit required to create each Creation Unit, or a Creation Unit Gold Delivery Amount, is an amount of gold and cash, if any, that is in the same proportion to the total assets of GLDM (net of estimated accrued expenses and other liabilities) on the date the order to purchase is properly received as the number of Shares to be created under the purchase order is in proportion to the total number of Shares outstanding on the date the order is received.

DELIVERY OF REQUIRED DEPOSITS

An Authorized Participant who places a purchase order is responsible for transferring the required Gold Bullion deposit amount to the GLDM Unallocated Account on the second Business Day in London following the purchase order date. Upon receipt of the Gold Bullion deposit amount, the Administrator will direct DTC to credit the number of Creation Units ordered to the Authorized Participant’s DTC account. The expense and risk of delivery, ownership and safekeeping of Gold Bullion until such Gold Bullion has been received by GLDM will be borne solely by the Authorized Participant. If Gold Bullion is to be delivered other than as described above, the Sponsor is authorized to establish such procedures and to appoint such custodians and establish such custody accounts as the Sponsor determines to be desirable.

Acting on standing instructions given by the Administrator, the Custodian will transfer the Gold Bullion deposit amount from the GLDM Unallocated Account to the GLDM Allocated Account by allocating to the GLDM Allocated Account specific bars of Gold Bullion which the Custodian holds or instructing a subcustodian to allocate specific bars of Gold Bullion held by or for the subcustodian. The Gold Bullion bars in an allocated Gold

Bullion account are specific to that account and are identified by a list which shows, for each Gold Bullion bar, the refiner, assay or fineness, serial number and gross and fine weight. Gold Bullion held in GLDM’s allocated account is the property of GLDM and is not traded, leased or loaned under any circumstances.

The Custodian will use commercially reasonable efforts to complete the transfer of Gold Bullion to the GLDM Allocated Account prior to the time by which the Administrator is to credit the Creation Unit to the Authorized Participant’s DTC account; if, however, such transfers have not been completed by such time, the number of Creation Units ordered will be delivered against receipt of the Gold Bullion deposit amount in the GLDM Unallocated Account, and all Shareholders will be exposed to the risks of unallocated Gold Bullion to the extent of that Gold Bullion deposit amount until the Custodian completes the allocation process. See “Risk Factors — Gold Bullion held in GLDM’s unallocated Gold Bullion account and any Authorized Participant’s unallocated Gold Bullion account is not segregated from the Custodian’s assets.”

REJECTION OF PURCHASE ORDERS

GLDM has the right, but not the obligation, to reject a purchase order if (i) the order is not in proper form as described in the Participant Agreement, (ii) the fulfillment of the order, in the opinion of its counsel, might be unlawful, (iii) if GLDM determines that acceptance of the order from an Authorized Participant would expose GLDM to credit risk; or (iv) circumstances outside the control of the Administrator, the Sponsor or the Custodian make the purchase, for all practical purposes, not feasible to process.

REDEMPTION PROCEDURES

The procedures by which an Authorized Participant can redeem one or more Creation Units mirror the procedures for the creation of Creation Units. On any Business Day, an Authorized Participant may place an order with the Administrator to redeem one or more Creation Units. Redemption orders must be placed with the Administrator no later than 3:59:59 p.m. New York time. A redemption order so received is effective on the date it is received in satisfactory form by the Administrator. The day on which the Administrator receives a valid redemption order is the redemption order date.

DETERMINATION OF REDEMPTION DISTRIBUTION

The redemption distribution from GLDM consists of a credit to the redeeming Authorized Participant’s unallocated account in the amount of the Creation Unit Gold Delivery Amount. The Creation Unit Gold Delivery Amount for redemptions is the number of ounces of Gold Bullion held by GLDM to be paid out upon redemption of a Creation Unit. The Sponsor anticipates that in the ordinary course of GLDM’s operations there will be no cash distributions made to Authorized Participants upon redemptions.

DELIVERY OF REDEMPTION DISTRIBUTION

The redemption distribution due from GLDM is delivered to the Authorized Participant on the second Business Day following the redemption order date if, by 10:00 A.M. New York time on such second Business Day, the Administrator’s DTC account has been credited with the Creation Units to be redeemed.

The Custodian transfers the redemption Gold Bullion amount from the GLDM Allocated Account to the GLDM Unallocated Account and, thereafter, to the redeeming Authorized Participant’s unallocated account. The Authorized Participant and GLDM are each at risk in respect of Gold Bullion credited to their respective unallocated accounts in the event of the Custodian’s insolvency. See “Risk Factors — Gold Bullion held in GLDM’s unallocated Gold Bullion account and any Authorized Participant’s unallocated Gold Bullion account is not segregated from the Custodian’s assets.”

SUSPENSION OR REJECTION OF REDEMPTION ORDERS

GLDM may, in its discretion, and will, when directed by the Sponsor, suspend the right of redemption, or postpone the redemption settlement date: (1) for any period during which the NYSE Arca is closed other than customary weekend or holiday closings, or trading on the NYSE Arca is suspended or restricted, (2) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of Gold Bullion is not reasonably practicable, or (3) for such other period as the Sponsor determines to be necessary for the protection of the Shareholders.

GLDM has the right, but not the obligation, to reject a redemption order if (i) the order is not in proper form as described in the Participant Agreement, (ii) the fulfillment of the order, in the opinion of its counsel, might be unlawful, (iii) if GLDM determines that acceptance of the order from an Authorized Participant would expose GLDM to credit risk, or (iv) circumstances outside the control of the Administrator, the Sponsor or the Custodian make the redemption, for all practical purposes, not feasible to process.

The Sponsor will not be liable to any person or liable in any way for any loss or damages that may result from any such suspension, postponement or rejection.

CREATION AND REDEMPTION TRANSACTION FEE

An Authorized Participant is required to pay a transaction fee of $500 per order to create or redeem Creation Units. An order may include multiple Creation Units. The transaction fee may be changed from time to time at the sole discretion of the Sponsor and upon written notice to the Authorized Participant, which notice may be provided by disclosure in GLDM’s prospectus. In addition, the Sponsor may waive the transaction fee on the creation or redemption of Creation Units for one or more Authorized Participants from time to time in its sole discretion. For example, the Sponsor currently intends to waive the transaction fee for all Authorized Participants on both creations and redemptions of Creation Units for a period of up to one year from GLDM’s commencement of operations. The Sponsor will notify Authorized Participants of any change in this plan.

TAX RESPONSIBILITY

Authorized Participants are responsible for any transfer tax, sales or use tax, recording tax, value added tax or similar tax or governmental charge applicable to the creation or redemption of Creation Units, regardless of whether such tax or charge is imposed directly on the Authorized Participants, and agree to indemnify the Sponsor, the Administrator and GLDM if they are required by law to pay any such tax, together with any applicable penalties, additions to tax or interest thereon.

LIABILITY

No Shareholder of GLDM shall be subject in such capacity to any personal liability whatsoever to any person in connection with GLDM’s property or the acts, obligations or affairs of GLDM. Shareholders shall have the same limitation of personal liability as is extended to stockholders of a private corporation for profit incorporated under the Delaware General Corporation Law.

Trading of GLDM Shares

GLDM Shares are listed on the NYSE Arca under the ticker symbol “GLDM.” GLDM Shares may be bought and sold in the secondary market throughout the trading day like other publicly traded securities. While GLDM’s Shares are issued in Creation Units at NAV, Shares traded in the secondary market may trade at prices that are lower or higher than their NAV per Share. The amount of the discount or premium in the trading price relative to the NAV per Share is a function of supply and demand, among other things, and may be influenced by non-concurrent trading hours between the NYSE Arca and the COMEX, London, Zurich and Singapore. While the Shares trade on the NYSE Arca until 4:00 p.m. New York time, liquidity in the global gold market is reduced after the close of the COMEX at 1:30 p.m. New York time. As a result, after 1:30 p.m. New York time, trading spreads, and the resulting premium or discount, on the Shares may widen.

Most retail investors purchase and sell Shares through traditional brokerage or other intermediary accounts. Purchases or sales of Shares in the secondary market, which does not involve GLDM, may be subject to customary brokerage commissions. Investors are encouraged to review the terms of their brokerage accounts for applicable charges.

The Sponsor or Marketing Agent, or an affiliate of the Sponsor or Marketing Agent, may directly or indirectly make cash payments to certain broker-dealers for participating in activities that are designed to make registered representatives and other professionals more knowledgeable about exchange traded products, including GLDM, or for other activities, such as participation in marketing activities and presentations, educational training programs, conferences, the development of technology platforms and reporting systems. In addition, the Sponsor and/or Marketing Agent may enter into arrangements with certain financial intermediaries pursuant to which such intermediaries will agree to promote certain ETFs/exchange traded products (“ETPs”) to their customers and agree not to charge certain of their customers any commissions when those customers purchase or sell shares of participating ETFs/ETPs. Payments to a broker-dealer or intermediary may create potential conflicts of interest between the broker-dealer or intermediary and its clients. These amounts, which may be significant, are paid by the Sponsor and/or Marketing Agent from their own resources and not from the assets of GLDM. In addition, the Sponsor or Marketing Agent, or an affiliate of the Sponsor or Marketing Agent, may also reimburse expenses or make payments from their own assets to other persons in consideration of services or other activities that they believe may benefit the Marketing Agent’s business or facilitate investment in GLDM.

United States Federal Tax Consequences

The following discussion of the material United States federal income tax consequences that generally apply to the purchase, ownership and disposition of Shares by a “U.S. Shareholder” (as defined below), and certain United States federal income, gift and estate tax consequences that may apply to an investment in Shares by a “Non-U.S. Shareholder” (as defined below). The following discussion represents, insofar as it describes conclusions as to U.S. federal tax law and subject to the limitations and qualifications described therein, the opinion of Morgan, Lewis & Bockius LLP, special federal income tax counsel to the Sponsor. The discussion below is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code and judicial and administrative interpretations of the Code, all as in effect on the date of this prospectus; no assurance can be given that future legislation, regulations, court decisions and/or administrative pronouncements will not significantly change applicable law and materially affect the conclusions expressed herein, and any such change, even though made after a Shareholder has invested in GLDM, could be applied retroactively.

The tax treatment of Shareholders may vary depending upon their own particular circumstances. Certain Shareholders—including banks, thrift institutions and certain other financial institutions, insurance companies, tax-exempt organizations, brokers and dealers in securities or currencies, certain securities traders, persons holding Shares as a position in a “hedging,” “straddle,” “conversion” or “constructive sale” transaction (as those terms are defined in the authorities mentioned above), qualified pension and profit-sharing plans, individual retirement accounts (IRAs), certain other tax-deferred accounts, U.S. expatriates, persons whose “functional currency” is not the U.S. dollar, persons subject to the federal alternative minimum tax, non-U.S. Shareholders (except as specifically provided under “Income Taxation of Non-U.S. Shareholders” and “Estate and Gift Tax Considerations for Non-U.S. Shareholders” below) and other Shareholders with special circumstances—may be subject to special rules not discussed below. In addition, the following discussion applies only to investors who hold Shares as “capital assets” within the meaning of Code section 1221. This discussion does not purport to be complete or to deal with all aspects of federal income taxation that may be relevant to an investor in light of its particular circumstances. Moreover, the discussion below does not address the effect of any state, local or foreign tax law on an owner of Shares. Purchasers of Shares are urged to consult their own tax advisors with respect to all federal, state, local and foreign tax law considerations potentially applicable to their investment in Shares.

For purposes of this discussion, a “U.S. Shareholder” is a Shareholder that is:

•	An individual who is treated as a citizen or resident of the United States for U.S. federal income tax purposes;

•

A business entity treated as a corporation or partnership (or other entity treated as such for those purposes) for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or any political subdivision thereof;

•	An estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

A trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

A Shareholder that is not a U.S. Shareholder as defined above is generally considered a “Non-U.S. Shareholder” for purposes of this discussion. For United States federal income tax purposes, the treatment of any beneficial owner of an interest in a partnership, including any entity treated as a partnership for United States federal income tax purposes, will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in partnerships are urged to consult their tax advisors about the United States federal income tax consequences of purchasing, owning and disposing of Shares.

TAXATION OF GLDM

GLDM will be treated as a “grantor trust” for federal income tax purposes. There can be no assurance that the Internal Revenue Service (“IRS”) will agree with that treatment, and it is possible that the IRS or another tax authority could assert a position contrary thereto and that a court could sustain that contrary position. If GLDM were found not to be taxable as a “grantor trust,” the Sponsor would likely terminate and liquidate GLDM. The balance of this disclosure assumes that GLDM will be treated as a “grantor trust” for U.S. federal income tax purposes.

As a “grantor trust” for U.S. federal income tax purposes, neither the Trust nor GLDM itself will pay U.S. federal income tax. Instead, the income and expenses of GLDM “flow through” to GLDM’s Shareholders, and the Administrator will report GLDM’s income, gains, losses and deductions to the IRS on that basis.

TAXATION OF U.S. SHAREHOLDERS

Shareholders generally will be treated, for U.S. federal income tax purposes, as if they directly owned a pro rata share of the underlying assets held in GLDM. Shareholders also will be treated as if they directly received their respective pro rata shares of GLDM’s income, if any, regardless of whether they receive any distributions from GLDM. Shareholders will also be treated as if they directly incurred their respective pro rata shares of GLDM’s expenses. In the case of a Shareholder that purchases Shares for cash, its initial tax basis in its pro rata share of the assets held in GLDM at the time it acquires its Shares will be equal to its cost of acquiring the Shares. In the case of a Shareholder that acquires its Shares by delivering Gold Bullion to GLDM, the delivery of Gold Bullion to GLDM in exchange for the underlying Gold Bullion represented by the Shares will not be a taxable event to the Shareholder, and the Shareholder’s tax basis and holding period for the Shareholder’s pro rata share of the Gold Bullion held in GLDM will be the same as its tax basis and holding period for the Gold Bullion delivered in exchange therefor. For purposes of this discussion, it is assumed that all of a Shareholder’s Shares are acquired on the same date, at the same price per Share and, except where otherwise noted, that the sole asset of GLDM is Gold Bullion.

When GLDM sells Gold Bullion, for example to pay expenses, a Shareholder generally will recognize gain or loss in an amount equal to the difference between (1) the Shareholder’s pro rata share of the amount realized by GLDM upon the sale and (2) the Shareholder’s tax basis for its pro rata share of the Gold Bullion that was sold, which gain or loss will generally be long-term or short-term capital gain or loss, depending upon whether the Shareholder is treated as having held its share of the Gold Bullion that was sold for more than one year. A Shareholder’s tax basis for its share of any Gold Bullion sold by GLDM generally will be determined by multiplying the Shareholder’s total basis for its share of all of the Gold Bullion held in GLDM immediately prior to the sale by a fraction, the numerator of which is the amount of Gold Bullion sold and the denominator of which is the total amount of the Gold Bullion held in GLDM immediately prior to the sale. After any such sale, a Shareholder’s tax basis for its pro rata share of the Gold Bullion remaining in GLDM will be equal to its tax basis for its share of the total amount of the Gold Bullion held in GLDM immediately prior to the sale, less the portion of such basis allocable to its share of the Gold Bullion that was sold.

Upon a Shareholder’s sale of some or all of its Shares, the Shareholder will be treated as having sold the portion of its pro rata share of the Gold Bullion held in GLDM at the time of the sale that is attributable to the Shares sold. Accordingly, the Shareholder generally will recognize gain or loss on the sale in an amount equal to the difference between (1) the amount realized pursuant to the sale of the Shares, and (2) the Shareholder’s tax basis for the portion of its pro rata share of the Gold Bullion held in GLDM at the time of sale that is attributable to the Shares sold, as determined in the manner described in the preceding paragraph.

A redemption of some or all of a Shareholder’s Shares in exchange for the underlying Gold Bullion represented by the Shares redeemed generally will not be a taxable event to the Shareholder. The Shareholder’s tax basis for the Gold Bullion received in the redemption generally will be the same as the Shareholder’s tax basis for the portion of its pro rata share of the Gold Bullion held in GLDM immediately prior to the redemption that is attributable to the Shares redeemed. The Shareholder’s holding period with respect to the Gold Bullion received should include the period during which the Shareholder held the Shares redeemed. A subsequent sale of the Gold Bullion received by the Shareholder will be a taxable event, unless a nonrecognition provision of the Code applies to such sale.

After any sale or redemption of less than all of a Shareholder’s Shares, the Shareholder’s tax basis for its pro rata share of the Gold Bullion held in GLDM immediately after such sale or redemption generally will be equal to its tax basis for its share of the total amount of the Gold Bullion held in GLDM immediately prior to the sale or redemption, less the portion of such basis which is taken into account in determining the amount of gain or loss recognized by the Shareholder upon such sale or, in the case of a redemption, which is treated as the basis of the Gold Bullion received by the Shareholder in the redemption.

As noted above, the foregoing discussion assumes that all of a Shareholder’s Shares were acquired on the same date and at the same price per Share. If a Shareholder owns multiple lots of Shares (i.e., Shares acquired on different dates and/or at different prices), it is uncertain whether the Shareholder may use the “specific identification” rules that apply under Treas. Reg. § 1.1012-1(c) in the case of sales of shares of stock, in determining the amount, and the long-term or short-term character, of any gain or loss recognized by the Shareholder upon the sale of Gold Bullion by GLDM, upon the sale of any Shares by the Shareholder, or upon the sale by the Shareholder of any Gold Bullion received by it upon the redemption of any of its Shares. The IRS could take the position that a Shareholder has a blended tax basis and holding period for its pro rata share of the underlying Gold Bullion in GLDM. Shareholders that hold multiple lots of Shares, or that are contemplating acquiring multiple lots of Shares, are urged to consult their own tax advisors as to the determination of the tax basis and holding period for the underlying Gold Bullion related to such Shares.

MAXIMUM 28% LONG-TERM CAPITAL GAINS TAX RATE FOR NON-CORPORATE U.S. SHAREHOLDERS

Under current federal income tax law, gains recognized by non-corporate U.S. Shareholders from the sale of “collectibles,” including Gold Bullion, held for more than one year are taxed at a maximum rate of 28%, rather than the 20% rate applicable to most other long-term capital gains. For these purposes, gain recognized by a non-corporate U.S. Shareholder upon the sale of an interest in a trust that holds collectibles is treated as gain recognized on the sale of collectibles, to the extent that the gain is attributable to unrealized appreciation in value of the collectibles held by the trust. Therefore, any gain recognized by a non-corporate U.S. Shareholder attributable to a sale of Shares held for more than one year, or attributable to GLDM’s sale of any Gold Bullion which the Shareholder is treated (through its ownership of Shares) as having held for more than one year, generally will be taxed at a maximum federal income tax rate of 28%. The tax rates for capital gains recognized upon the sale of assets held by a non-corporate U.S. Shareholder for one year or less or by a U.S. Shareholder are generally the same as those at which ordinary income is taxed.

3.8% TAX ON NET INVESTMENT INCOME

Certain U.S. Shareholders who are individuals are required to pay a 3.8% tax on the lesser of the excess of their modified adjusted gross income over a threshold amount ($250,000 for married persons filing jointly and $200,000 for single taxpayers) or their “net investment income,” which generally includes dividends, interest, and net gains from the disposition of investment property. This tax is in addition to any regular income taxes due on such investment income. A similar tax will apply to certain shareholders that are estates or trusts. U.S. Shareholders are urged to consult their tax advisors regarding the effect, if any, this law may have on an investment in the Shares.

BROKERAGE FEES AND GLDM EXPENSES

Any brokerage or other transaction fee incurred by a Shareholder in purchasing Shares will be treated as part of the Shareholder’s tax basis in the underlying assets of GLDM. Similarly, any brokerage fee incurred by a Shareholder in selling Shares will reduce the amount realized by the Shareholder with respect to the sale.

Shareholders will be required to recognize gain or loss upon a sale of Gold Bullion by GLDM (as discussed above), even though some or all of the proceeds of such sale are used by the Administrator to pay GLDM’s expenses. Shareholders may deduct their respective pro rata shares of each expense incurred by GLDM to the same extent as if they directly incurred the expense. Shareholders who are individuals, estates or trusts, however, may be required to treat some or all of the expenses of GLDM as miscellaneous itemized deductions. Individuals may not deduct miscellaneous itemized deductions for tax years beginning after December 31, 2017 and before January 1, 2026. For tax years beginning before January 1, 2018 and after December 31, 2025, individuals may deduct certain miscellaneous itemized deductions only to the extent they exceed 2% of adjusted gross income. In addition, such deductions may be subject to phase-outs and other limitations under applicable provisions of the Code.

INVESTMENT BY U.S. TAX-EXEMPT SHAREHOLDERS

U.S. Tax-Exempt Shareholders are subject to United States federal income tax only on their unrelated business taxable income (“UBTI”). Unless they incur debt in order to purchase Shares, it is expected that U.S. Tax-Exempt Shareholders should not realize UBTI in respect of income or gains from the Shares. U.S. Tax-Exempt Shareholders are urged to consult their own independent tax advisors regarding the United States federal income tax consequences of holding Shares in light of their particular circumstances.

INVESTMENT BY REGULATED INVESTMENT COMPANIES

Mutual funds and other investment vehicles which are taxed as “regulated investment companies” within the meaning of section 851 of the Code are strongly urged to consult with their tax advisors concerning the likelihood that an investment in Shares will affect their qualification as a “regulated investment company.”

INVESTMENT BY CERTAIN RETIREMENT PLANS

Code section 408(m) provides that the acquisition of a “collectible” by an IRA, or a participant-directed account maintained under any plan that is tax-qualified under Code section 401(a), is treated as a taxable distribution from the account to the owner of the IRA, or to the participant for whom the plan account is maintained, of an amount equal to the cost to the account of acquiring the collectible. The IRS has issued private letter rulings to taxpayers, including an affiliate of the Sponsor, concluding that the purchase of shares in trusts similar to GLDM by an IRA owner or plan participant will not constitute the acquisition of a collectible or be treated as resulting in a taxable distribution to the IRA owner or plan participant under section 408(m). However, if any of the shares so purchased are distributed from an IRA or plan account to the IRA owner or plan participant, or if any gold received by such IRA or plan account upon the redemption of any of shares purchased by it is distributed (or treated as distributed under Code section 408(m)) to the IRA owner or plan participant, the shares or gold so distributed will be subject to federal income tax in the year of distribution, to the extent provided under the applicable provisions of Code section 408(d), 408(m) or 402. Private letter rulings are only binding on the IRS with respect to the taxpayer to which they are issued. GLDM has neither requested nor obtained such a private letter ruling. IRA owners and plan participants are strongly urged to consult with their tax advisors before directing any such accounts to invest in the Shares since the acquisition of Shares may be considered a taxable distribution from the IRA. See also “ERISA and Related Considerations.”

U.S. INFORMATION REPORTING AND BACKUP WITHHOLDING FOR U.S. AND NON-U.S. SHAREHOLDERS

The Administrator will file certain information returns with the IRS, and provide certain tax-related information to Shareholders, in connection with GLDM. The Administrator will make information available that will enable brokers and custodians through which investors hold Shares to prepare and, if required, to file certain information returns (e.g., Form 1099) with the IRS. To the extent required by applicable regulations, each Shareholder will be provided with information regarding its allocable portion of GLDM’s annual income, expenses, gains and losses (if any).

A Shareholder may be subject to U.S. backup withholding tax in certain circumstances unless it provides its taxpayer identification number and complies with certain certification procedures. Non-U.S. Shareholders may have to comply with certification procedures to establish that they are not U.S. persons, and some Non-U.S. Shareholders will be required to meet certain information reporting or certification requirements imposed by the Foreign Account Tax Compliance Act (“FATCA”), in order to avoid certain information reporting and backup withholding tax requirements.

The amount of any backup withholding will be allowed as a credit against a Shareholder’s U.S. federal income tax liability and may entitle such a Shareholder to a refund, provided that the required information is furnished to the IRS.

ESTATE AND GIFT TAX CONSIDERATIONS FOR NON-U.S. SHAREHOLDERS

Under the U.S. federal tax law, individuals who are neither citizens nor residents (as determined for federal estate and gift tax purposes) of the United States are subject to estate tax on all property that has a U.S. “situs.” Shares may well be considered to have a U.S. situs for these purposes. If they are, then Shares would be includible in the U.S. gross estate of a non-resident alien Shareholder. Currently, U.S. estate tax is imposed at rates of up to 40% of the fair market value of the taxable estate. The U.S. estate tax rate is subject to change in future years. In addition, the U.S. federal “generation-skipping transfer tax” may apply in certain circumstances. The estate of a non-resident alien Shareholder who was resident in a country that has an estate tax treaty with the United States may be entitled to benefit from such treaty.

For non-citizens and non-residents of the United States, the U.S. federal gift tax generally applies only to gifts of tangible personal property or real property having a U.S. situs. Tangible personal property (including gold) has a U.S. situs if it is physically located in the United States. Although the matter is not settled, it appears that ownership of Shares should not be considered ownership of the underlying gold for this purpose, even to the extent that gold was held in custody in the United States. Instead, Shares should be considered intangible property, and therefore they should not be subject to U.S. gift tax if transferred during the holder’s lifetime. Such Shareholders are urged to consult their tax advisors regarding the possible application of U.S. estate, gift and generation-skipping transfer taxes in their particular circumstances.

TAXATION IN JURISDICTIONS OTHER THAN THE UNITED STATES

Prospective purchasers of Shares that are based in or acting out of a jurisdiction other than the United States are advised to consult their tax advisors as to the tax consequences, under the laws of such jurisdiction (or any other jurisdiction not being the United States to which they are subject), of their purchase, holding, sale and redemption of or any other dealing in Shares and, in particular, as to whether any value added tax, other consumption tax or transfer tax is payable in relation to such purchase, holding, sale, redemption or other dealing.

ERISA and Related Considerations

IN GENERAL

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Code section 4975 impose certain requirements on employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and entities that are subject to ERISA or the Code section 4975 in which such plans or arrangements are invested, including certain collective investment funds or insurance company general or separate accounts (collectively, the “Plans”), and on persons who are fiduciaries with respect to the investment of assets treated as “plan assets” of a Plan. Government plans and some church plans are not subject to the fiduciary responsibility provisions of ERISA or the provisions of Code section 4975, but may be subject to substantially similar rules under state or other federal law.

In contemplating an investment of a portion of Plan assets in Shares, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan, the “Risk Factors” discussed above and whether such investment is consistent with its fiduciary responsibilities, including, but not limited to (1) whether the fiduciary has the authority to make the investment under the appropriate governing plan instrument; (2) whether the investment would constitute a direct or indirect non-exempt “prohibited transaction” with a “party in interest” or “disqualified person,” as described in ERISA section 406 of ERISA or Code section 4975, as applicable; (3) the Plan’s funding objectives; and (4) whether under the general fiduciary standards of investment prudence and diversification such investment is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan’s investment portfolio and the Plan’s need for sufficient liquidity to pay benefits when due.

The Shares constitute “publicly-offered securities” as defined in Department of Labor Regulations § 2510.3-101(b)(2). Accordingly, Shares purchased by a Plan, and not an interest in the underlying Gold Bullion held in GLDM represented by the Shares, should be treated as assets of the Plan, for purposes of applying the “fiduciary responsibility” and “prohibited transaction” rules of ERISA and the Code.

“PLAN ASSETS”

ERISA and a regulation issued thereunder by the U.S. Department of Labor (collectively, the “Plan Asset Rules”) contain rules for determining when an investment by a Plan in an equity interest of an entity will result in the underlying assets of such entity being considered to constitute assets of the Plan for purposes of the fiduciary responsibility and prohibited transaction provisions of ERISA and/or Section 4975 of the Code (i.e., “plan assets”). These Plan Asset Rules provide that assets of an entity will not be considered assets of a Plan which purchases an equity interest in the entity if one or more exceptions apply, including an exception applicable if the equity interest purchased is a “publicly-offered security” (the “Publicly-Offered Security Exception”).

The Publicly-Offered Security Exception applies if the equity interest is a security that is (1) “freely transferable,” (2) part of a class of securities that is “widely held” and (3) either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or (b) sold to the Plan as part of a public offering pursuant to an effective registration statement under the Securities Act and the class of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer in which the offering of such security occurred. The Trust expects that the Publicly-Offered Security Exception should apply with respect to the Shares of GLDM, so that the assets of GLDM, including the Gold Bullion, should not be considered the plan assets of a Plan investing in Shares.

PROHIBITED TRANSACTIONS

Without regard to whether the assets of GLDM are considered to be the “plan assets” of investing Plans, the acquisition of Shares by a Plan from an Authorized Participant, or the sale or exchange of Shares between a Plan from an Authorized Participant, or the sale or exchange of Shares between a Plan and another investor, if such Authorized Participant or other investor or their affiliate is a “party in interest” as defined in ERISA section 3(14) or a “disqualified person” as defined in Code section 4975 with respect to the Plan could cause a prohibited transaction under ERISA section 406 and Code section 4975. There are certain exemptions (“prohibited transaction class exemptions” or “PTCEs” from the prohibited transaction rules that could be applicable, depending on the type of Plan involved and the circumstances of the plan fiduciary’s decision to acquire Shares. Included among these exemptions are: PTCE 84-14 (relating to transactions effected by a “qualified professional asset manager”); PTCE 90-1 (relating to transactions involving insurance company pooled separate accounts); PTCE 91-38 (relating to transactions involving bank collective investment funds); PTCE 95-60 (relating to transactions involving insurance company general accounts); and PTCE 96-23 (relating to transactions effected by an “in-house asset manager”). There is also a statutory exemption that may be available under ERISA section 408(b)(17) and Code section 4975(d)(20) to a party in interest that is a service provider to a Plan investing in the Shares for adequate consideration, provided such service provider is not (i) the fiduciary with respect to the Plan’s assets used to acquire the Shares or an affiliate of such fiduciary or (ii) an affiliate of the employer sponsoring the Plan. There can be no assurance that any of these exemptions, or any other exemption, will be available with respect to any particular transaction involving the Shares.

In addition, Shares generally should not be purchased with the assets of a Plan if the Sponsor, the Administrator, the Transfer Agent, the Custodian, the Trustee or any of their respective affiliates, any of their respective employees or any employees of their respective affiliates: (1) has investment discretion with respect to the investment of such plan assets; (2) has authority or responsibility to give or regularly gives investment advice with respect to such plan assets, for a fee, and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such plan assets and that such advice will be based on the particular investment needs of the Plan; or (3) is an employer maintaining or contributing to such Plan. A party that is described in clause (1) or (2) of the preceding sentence would be a fiduciary under ERISA and the Code with respect to the Plan, and unless an exemption applies, any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Except as otherwise set forth, the foregoing statements regarding the consequences under ERISA and the Code of an investment in Shares of GLDM are based on the provisions of the Code and ERISA as currently in effect, and the existing administrative and judicial interpretations thereunder. No assurance can be given that administrative, judicial or legislative changes will not occur that will not make the foregoing statements incorrect or incomplete.

THE PERSON WITH INVESTMENT DISCRETION ACTING ON BEHALF OF A PLAN SHOULD CONSULT WITH HIS OR HER ATTORNEY AND FINANCIAL ADVISERS AS TO THE PROPRIETY OF AN INVESTMENT IN SHARES IN LIGHT OF THE CIRCUMSTANCES OF THE PARTICULAR PLAN AND CURRENT TAX LAW. SEE ALSO “UNITED STATES FEDERAL TAX CONSEQUENCES — INVESTMENT BY CERTAIN RETIREMENT PLANS.”

The Declaration of Trust

The Trust operates under the terms of the Declaration of Trust, dated as of August 27, 2014, as amended and restated on June 30, 2016 and further amended and restated on September 13, 2016, January 6, 2017 and April 16, 2018, between the Sponsor and the Trustee. A copy of the Declaration of Trust is available for inspection at the Trustee’s office. The following is a description of the material terms of the Declaration of Trust.

THE SPONSOR

This section summarizes some of the important provisions of the Declaration of Trust that apply to the Sponsor. For a general description of the Sponsor’s role concerning the Trust, see the section “Prospectus Summary — Trust Structure — The Sponsor.”

Liability of the Sponsor and indemnification

The Sponsor will not be liable to the Trust, the Trustee or any Shareholder for any action taken or for refraining from taking any action in good faith, or for errors in judgment or for depreciation or loss incurred by reason of the sale of any Gold Bullion or other assets of GLDM or the Trust. However, the preceding liability exclusion will not protect the Sponsor against any liability resulting from its own gross negligence, bad faith, or willful misconduct.

The Sponsor and each of its shareholders, members, directors, officers, employees, affiliates and subsidiaries will be indemnified by the Trust and held harmless against any losses, liabilities or expenses incurred in the performance of its duties under the Declaration of Trust without gross negligence, bad faith, or willful misconduct. The Sponsor may rely in good faith on any paper, order, notice, list, affidavit, receipt, evaluation, opinion, endorsement, assignment, draft or any other document of any kind prima facie properly executed and submitted to it by the Trustee, the Trustee’s counsel or by any other person for any matters arising under the Declaration of Trust. The Sponsor shall in no event be deemed to have assumed or incurred any liability, duty, or obligation to any Shareholder or to the Trustee other than as expressly provided for in the Declaration of Trust. Such indemnity includes payment from the Trust of the costs and expenses incurred in defending against any indemnified claim or liability under the Declaration of Trust.

THE TRUSTEE

This section summarizes some of the important provisions of the Declaration of Trust that apply to the Trustee. For a general description of the Trustee’s role concerning the Trust, see the section “Description of Key Service Providers — The Trustee.”

Liability of the Trustee and indemnification

The Trustee will not be liable or accountable to the Trust or any other person or under any agreement to which the Trust or any series of the Trust is a party, except for the Trustee’s breach of its obligations pursuant to the Declaration of Trust or its own willful misconduct, bad faith or gross negligence. The Trustee and each of its officers, affiliates, directors, employees, and agents will be indemnified by the Trust from and against any losses, claims, taxes, damages, reasonable expenses, and liabilities incurred with respect to the creation, operation or termination of the Trust, the execution, delivery or performance of the Declaration of Trust or the transactions contemplated thereby; provided that the indemnified party acted without willful misconduct, bad faith or gross negligence.

Duties

The Trustee does not have any of the duties or liabilities of the Sponsor. The duties of the Trustee are limited to (i) accepting legal process served on the Trust in the State of Delaware, (ii) the execution of any certificates required to be filed with the Secretary of State of the State of Delaware which the Delaware Trustee is required to execute under Section 3811 of the Delaware Statutory Trust Act, and (iii) any other duties specifically allocated to the Trustee in the Declaration of Trust or agreed in writing with the Sponsor from time to time.

Resignation, discharge or removal of Trustee; successor trustees

The Trustee may resign at any time by giving at least 60 days advance written notice to the Trust, provided that such resignation will not become effective until such time as a successor Trustee has accepted appointment as Trustee of the Trust. The Sponsor may remove the Trustee at any time by giving at least 60 days advance written notice to the Trustee, provided that such removal will not become effective until such time as a successor Trustee has accepted appointment as Trustee of the Trust. Upon effective resignation or removal, the Trustee will be discharged of its duties and obligations.

STATEMENTS, FILINGS AND REPORTS

Proper books of account for GLDM shall be kept and shall be audited annually by an independent certified public accounting firm selected by the Sponsor in its sole discretion, and there shall be entered therein all transactions, matters and things relating to each fund’s business as are required by the Securities Act, as amended, and all other applicable rules and regulations, and as are usually entered into books of account kept by persons engaged in a business of like character. The books of account shall be kept at the principal office of the Trust.

FISCAL YEAR

The fiscal year of GLDM is the period ending September 30th of each year. The Sponsor has the continuing right to select an alternate fiscal year.

TERMINATION OF THE TRUST OR GLDM

The Sponsor may terminate the Trust or GLDM in its sole discretion. The Sponsor will give written notice of the termination of the Trust or GLDM, specifying the date of termination, to Shareholders of the Trust or GLDM, as applicable, at least 30 days prior to the termination of the Trust or GLDM. The Sponsor will, within a reasonable time after such termination, sell all of the Gold Bullion not already distributed to Authorized Participants redeeming Creation Units, if any, in such a manner so as to effectuate orderly sales and a minimal market impact. The Sponsor shall not be liable for or responsible in any way for depreciation or loss incurred by reason of any sale or sales made in accordance with the provisions of the Declaration of Trust. The Sponsor may suspend its sales of the Gold Bullion upon the occurrence of unusual or unforeseen circumstances, including, but not limited to, a suspension in trading of gold.

AMENDMENTS TO DECLARATION OF TRUST

The Declaration of Trust can be amended by the Sponsor in its sole discretion and without the Shareholders’ consent by making an amendment, a Declaration of Trust supplemental thereto, or an amended and restated declaration of trust. Any such restatement, amendment and/or supplement hereto shall be effective on such date as designated by Sponsor in its sole discretion.

GOVERNING LAW

The Declaration of Trust and the rights of the Sponsor, the Trustee, DTC (as registered owner of the Trust’s global certificates for Shares) and the Shareholders under the Declaration of Trust are governed by the laws of the State of Delaware.

Plan of Distribution

GLDM expects to issue Shares in Creation Units to Authorized Participants from time to time in exchange for deposits of the amount of Gold Bullion represented by the Creation Units being created. As of the date of this prospectus, Goldman Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch Professional Clearing Corp., Morgan Stanley & Co. LLC, UBS Securities LLC, and Virtu Financial BD, LLC are the only Authorized Participants. Because new Shares can be created and issued on an ongoing basis, at any point during the life of GLDM, a “distribution,” as such term is used in the Securities Act, will be occurring.

Authorized Participants, other broker-dealers and other persons are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act. For example, an Authorized Participant, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a Creation Unit from GLDM, breaks the Creation Unit down into the constituent Shares and sells the Shares to its customers, or if it chooses to couple the creation of a supply of new Shares with an active selling effort involving solicitation of secondary market demand for the Shares. A determination of whether one is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to categorization as an underwriter.

Investors who purchase Shares through a commission/fee-based brokerage account may pay commissions/fees charged by the brokerage account. Investors are encouraged to review the terms of their brokerage accounts for details on applicable charges.

Dealers who are not “underwriters” but are participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Shares that are part of an “unsold allotment” within the meaning of Section 4(a)(3)(C) of the Securities Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(a)(3) of the Securities Act.

The Sponsor intends to qualify the Shares in states selected by the Sponsor and through broker-dealers who are members of FINRA. Investors intending to create or redeem Creation Units through Authorized Participants in transactions not involving a broker-dealer registered in an investor’s state of domicile or residence should consult their legal advisors regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

The Sponsor has agreed to indemnify certain parties against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that such parties may be required to make in respect of those liabilities. The Administrator has agreed to reimburse such parties, solely from and to the extent of GLDM’s assets, for indemnification and contribution amounts due from the Sponsor in respect of such liabilities to the extent the Sponsor has not paid such amounts when due. In addition, WGC AM has agreed to indemnify certain parties against certain liabilities.

The Shares trade on the NYSE Arca under the symbol “GLDM.”

The Marketing Agent is assisting the Sponsor in, among other things: (1) developing a marketing plan for GLDM on an ongoing basis; (2) preparing marketing materials regarding the Shares, including the content on the Sponsor’s website; (3) executing the marketing plan for GLDM; (4) conducting public relations activities related to the marketing of Shares; and (5) incorporating gold into its strategic and tactical exchange-traded fund research.

Legal Proceedings

None.

Legal Matters

The validity of the Shares has been passed upon for the Sponsor by Morgan, Lewis & Bockius LLP, which, as U.S. tax counsel to GLDM, has also rendered an opinion regarding the material federal income tax consequences relating to the Shares.

Experts

The financial statements incorporated by reference in this prospectus by reference to the Trust’s Form 10-K filed on November 27, 2018 have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

The Sponsor has filed on behalf of GLDM a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about GLDM or the Shares, please refer to the registration statement, which is available online at www.sec.gov. Information about GLDM and the Shares can also be obtained from the Sponsor’s website at www.spdrgoldshares.com. This Internet address is only provided here as a convenience to you to allow you to access the Sponsor’s website, and the information contained on or connected to the Sponsor’s website is not part of this prospectus or the registration statement of which this prospectus is a part.

GLDM is subject to the informational requirements of the Exchange Act, and the Sponsor, on behalf of GLDM, files quarterly and annual reports and other information with the SEC. The Sponsor will file an updated prospectus annually for GLDM pursuant to the Securities Act. The reports and other information are available free of cost on the SEC’s website at www.sec.gov.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement; and (ii) the date of this prospectus and prior to the termination or completion of the offering shall be deemed to be incorporated by reference into the prospectus. The information we incorporate by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference are:

•	Our Annual Report on Form 10-K for the fiscal period year ended September 30, 2018, along with the financial statements and related notes thereto, filed with the SEC on November 27, 2018; and

•

The description of our common stock contained in our registration on Form 8-A (File No. 001-37996) filed with the SEC on June 21, 2018, including any amendment or report filed for the purpose of updating such description.

Upon written or oral request, the Sponsor will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning the Sponsor at the following address: c/o WGC USA Asset Management Company, LLC, 685 Third Avenue, 27th Floor, New York, New York 10017, telephone: (212) 317-3800. The Sponsor maintains a public website on behalf of GLDM, containing information about GLDM and the Shares at www.spdrgoldshares.com. You may access GLDM’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge on the Sponsor’s website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, the Sponsor’s website is not incorporated by reference in, and is not part of, this prospectus. We have not authorized anyone to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

APPENDIX A

GLOSSARY OF DEFINED TERMS

In this prospectus, each of the following quoted terms has the meaning set forth after such term:

“Administrator” — BNYM, a banking corporation organized under the laws of the State of New York.

“Allocated Gold Account Agreement” — The agreement between the Trust and the Custodian which establishes the GLDM Allocated Account. The Allocated Gold Account Agreement and the Unallocated Gold Account Agreement are sometimes referred to together as the “Custody Agreements.”

“Authorized Participant” — A person who (1) is a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, (2) is a participant in DTC, (3) has entered into a Participant Agreement with the Administrator and (4) has established an unallocated account with the Custodian or another LPMCL clearing bank. Only Authorized Participants may place orders to create or redeem one or more Creation Units.

“BNYM” — BNYM is the Administrator and Transfer Agent of the Trust. BNYM also serves as the custodian of the Trust’s cash, if any.

“Book-Entry System” — The Federal Reserve Treasury Book-Entry System for United States and federal agency securities.

“Business Day” — Any day GLDM’s Listing Exchange is open for business.

“CEA” — The Commodity Exchange Act, as amended.

“CFTC” — The Commodity Futures Trading Commission, established under the CEA. The CFTC is an independent agency of the United States Government with the mandate to regulate commodity interests, including commodity futures and option and swap markets in the United States.

“Code” — The United States Internal Revenue Code of 1986, as amended.

“Creation Unit” — A block of 100,000 Shares or more or such other amount as established from time to time by the Sponsor. Multiple blocks are called “Creation Units.”

“Creation Unit Gold Delivery Amount” — The total deposit of Gold Bullion required to create a Creation Unit. The Creation Unit Gold Delivery Amount is the number of ounces of Gold Bullion required to be delivered to GLDM by an Authorized Participant in connection with a creation order for a single Creation Unit. The Creation Unit Gold Delivery Amount also refers to the amount of Gold Bullion to be paid out by GLDM in connection with the redemption of a Creation Unit.

“Custodian” — ICBC Standard Bank Plc.

“Custody Agreements” — The Allocated Gold Account Agreement together with the Unallocated Gold Account Agreement.

“Custody Rules” — The rules, regulations, practices and customs of the LBMA, the Bank of England or any applicable regulatory body that apply to gold made available in physical form by the Custodian.

“Declaration of Trust” — The agreement and declaration of trust entered into by the Sponsor and the Trustee under which the Trust is formed and which sets forth the rights and duties of the Sponsor and the Trustee, as such agreement and declaration of trust may be amended or restated from time to time.

“DTC” — The Depository Trust Company. DTC is a limited purpose trust company organized under New York law, a member of the U.S. Federal Reserve System and a clearing agency registered with the SEC pursuant to the provisions of Section 17A of the Exchange Act. DTC acts as the securities depository for the Shares.

“DTC Participant” — A participant in DTC, such as a bank, broker, dealer or trust company.

“Exchange Act”— The Securities Exchange Act of 1934, as amended.

“FCA” — The Financial Conduct Authority, an independent non-governmental body which exercises statutory regulatory power under the FS Act and which regulates the major participating members of the LBMA in the United Kingdom.

“FS Act” — The Financial Services Act 2012.

“GLDM Allocated Account” — The allocated Gold Bullion account of the Trust established with the Custodian on behalf of GLDM by the Allocated Gold Account Agreement. The GLDM Allocated Account is used to hold the Gold Bullion that is transferred from the GLDM Unallocated Account to be held by GLDM in allocated form (i.e., as individually identified bars of Gold Bullion).

“GLDM Unallocated Account” — The unallocated Gold Bullion account of the Trust established with the Custodian on behalf of GLDM by the Unallocated Gold Account Agreement. The GLDM Unallocated Account is used to facilitate the transfer of Gold Bullion in and out of GLDM. Specifically, it is used to transfer Gold Bullion deposits and Gold Bullion redemption distributions between Authorized Participants and GLDM in connection with the creation and redemption of Creation Units and in connection with sales of Gold Bullion for GLDM.

“Gold Bullion” — (a) Gold Bullion meeting the requirements of London Good Delivery Standards or (b) credit to an Unallocated Account representing the right to receive Gold Bullion meeting the requirements of London Good Delivery Standards.

“Gold Price” — Generally the LBMA Gold Price PM.

“IBA” — The ICE Benchmark Administration Limited, an independent specialist benchmark administrator who provides the price platform, methodology and overall administration and governance for the LBMA Gold Price.

“Indirect Participants” — Those banks, brokers, dealers, trust companies and others who maintain, either directly or indirectly, a custodial relationship with a DTC Participant.

“LBMA” — The London Bullion Market Association. The LBMA is the trade association that acts as the coordinator for activities conducted on behalf of its members and other participants in the London bullion market. In addition to coordinating market activities, the LBMA acts as the principal point of contact between the market and its regulators. A primary function of the LBMA is its involvement in the promotion of refining standards by maintenance of the “London Good Delivery Lists,” which are the lists of LBMA accredited melters and assayers of gold. Further, the LBMA coordinates market clearing and vaulting, promotes good trading practices and develops standard documentation. The major participating members of the LBMA are regulated by the FSA in the United Kingdom under the FS Act.

“LBMA Gold Price” — The price per troy ounce of Gold Bullion for delivery in London through a member of the LBMA stated in USDs and set via an electronic auction process run twice daily at 10:30 a.m. and 3:00 p.m. London time each Business Day as calculated and administered by the IBA.

“LBMA Gold Price PM” — The 3:00 p.m. London time LBMA Gold Price.

“Listing Exchange” — The NYSE Arca or other primary U.S. national securities exchange on which Shares are listed.

“London Good Delivery Bar” — A bar of Gold Bullion meeting the London Good Delivery Standards.

“London Good Delivery Standards” — The specifications for weight, dimensions, fineness (or purity), identifying marks and appearance of gold bars as set forth in “The Good Delivery Rules for Gold and Silver Bars” published by the LBMA. The London Good Delivery Standards are described in “The Gold Industry — The London Bullion Market.”

“London PM Fix” — The afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in USDs. The London PM Fix was discontinued as of March 20, 2015 and is no longer calculated. The London PM Fix was replaced by the LBMA Gold Price PM.

“LPMCL” — The London Precious Metals Clearing Limited.

“Marketing Agent Agreement” — The agreement between the Sponsor and the Marketing Agent under which, among other things, the Marketing Agent assists the Sponsor with certain marketing activities.

“Marketing Agent” — State Street Global Advisors Funds Distributors, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of State Street Corporation.

“NAV” — The net asset value of GLDM or a Share of GLDM. See “Prospectus Summary — The Offering — Net Asset Value” for a description of how the NAV of GLDM and the NAV per Share are calculated.

“OTC” — The global Over-the-Counter market for the trading of gold which consists of transactions in spot, forwards, options and other derivatives.

“Participant Agreement” — An agreement entered into by each Authorized Participant with respect to GLDM which provides the procedures for the creation and redemption of Creation Units and for the delivery of the Gold Bullion required for such creations and redemptions.

“SEC” — The U.S. Securities and Exchange Commission.

“Securities Act” — The Securities Act of 1933, as amended.

“Shareholders” — Owners of beneficial interests in the Shares.

“Shares” — Units of fractional undivided beneficial interest in and ownership of GLDM which are issued by the Trust.

“Sponsor” — WGC USA Asset Management Company, LLC, a Delaware limited liability company wholly-owned by WGC (US) Holdings, Inc.

“Sponsor Agreement” — The agreement between the Trust and the Sponsor setting forth, among other things, the Sponsor’s compensation for its services as Sponsor of the Trust.

“Spot Next Forward Point” — The price difference between a spot transaction and spot-next trade, which is linearly interpolated based on the WM/Reuters “SW – Spot Week (One Week)” forward rates and a spot transaction.

“tonne” — One metric tonne which is equivalent to 1,000 kilograms or 32,150.7465 troy ounces.

“Transfer Agent” — BNYM.

“Trust” — The World Gold Trust, a statutory trust formed on August 27, 2014 under Delaware statutory law as set forth in the Declaration of Trust.

“Trustee” — Delaware Trust Company, a Delaware trust company.

“Unallocated Gold Account Agreement” — The agreement between the Trust and the Custodian which establishes the GLDM Unallocated Account. The Allocated Gold Account Agreement and the Unallocated Gold Account Agreement are sometimes referred to together as the “Custody Agreements.”

“U.S. Shareholder” — A Shareholder that is (1) an individual who is treated as a citizen or resident of the United States for U.S. federal income tax purposes; (2) a business entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (4) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

“WGCUS” — WGC (US) Holdings, Inc., corporation registered under Delaware law and the sole member of the Sponsor.

“Weekday” — each calendar day other than a Saturday or Sunday.

“WGC AM” — WGC USA Asset Management Company, LLC, a Delaware limited liability company wholly-owned by WGCUS. WGC AM is the Sponsor of the Trust.

PART TWO

STATEMENT OF ADDITIONAL INFORMATION

SPDR® Gold MiniSharesSM Trust

a series of

WORLD GOLD TRUST

SPONSORED BY WGC USA ASSET MANAGEMENT COMPANY, LLC

192,000,000 Shares of Beneficial Interest

The Shares are speculative securities that involve the risk of loss.

Past performance is not necessarily indicative of future results.

See “Risk Factors” beginning at page 8 in Part One.

THIS PROSPECTUS IS IN TWO PARTS: A DISCLOSURE DOCUMENT

AND A STATEMENT OF ADDITIONAL INFORMATION. THESE

PARTS ARE BOUND TOGETHER, AND BOTH CONTAIN

IMPORTANT INFORMATION. YOU SHOULD READ THE

STATEMENT OF ADDITIONAL INFORMATION

IN CONJUNCTION WITH THE

DISCLOSURE DOCUMENT,

DATED February 1, 2019.

Privacy Policy	TWO-1
Exhibit A — Privacy Notice	TWO-2

PRIVACY POLICY

SPDR® Gold MiniSharesSM Trust (“GLDM”), a single series of the World Gold Trust (the “Trust”), and WGC USA Asset Management Company, LLC, the Sponsor of the Trust (the “Sponsor”), may collect or have access to certain nonpublic personal information about current and former investors. Nonpublic personal information may include information received from investors, such as an investor’s name, social security number and address, as well as information received from brokerage firms about investor holdings and transactions in shares of GLDM.

GLDM, the Trust and the Sponsor do not disclose nonpublic personal information except as required by law or as described in their Privacy Policy. In general, GLDM, the Trust and the Sponsor restrict access to the nonpublic personal information they collect about investors to those of their and their affiliates’ employees and service providers who need access to such information to provide products and services to investors.

GLDM, the Trust and the Sponsor maintain safeguards that comply with federal law to protect investors’ nonpublic personal information. These safeguards are reasonably designed to (1) ensure the security and confidentiality of investors’ records and information, (2) protect against any anticipated threats or hazards to the security or integrity of investors’ records and information, and (3) protect against unauthorized access to or use of investors’ records or information that could result in substantial harm or inconvenience to any investor. Third-party service providers with whom GLDM, the Trust and the Sponsor share nonpublic personal information about investors must agree to follow appropriate standards of security and confidentiality, which includes safeguarding such nonpublic personal information physically, electronically and procedurally.

A copy of GLDM’s, the Trust’s and the Sponsor’s current Privacy Policy is provided to investors annually and is also available upon request.

TWO-1

EXHIBIT A

PRIVACY NOTICE

The importance of protecting an investor’s privacy is recognized by SPDR® Gold MiniSharesSM Trust (“GLDM”), a series of the World Gold Trust (the “Trust”), and WGC USA Asset Management Company, LLC, the Sponsor of the Trust (the “Sponsor”). The Trust, GLDM and the Sponsor protect personal information they collect about you by maintaining physical, electronic and procedural safeguards to maintain the confidentiality and security of such information.

Categories Of Information Collected. In the normal course of business, the Trust, GLDM and the Sponsor may collect the following types of information concerning investors in GLDM who are natural persons:

Information provided through the Sponsor’s website, (including name, address, social security number, income and other financial-related information); and

Data about investor transactions (such as the types of investments the investors have made).

How the Collected Information is Used. Any and all nonpublic personal information received by the Trust, GLDM or the Sponsor with respect to the investors who are natural persons, will not be shared with nonaffiliated third parties which are not service providers to the Trust, GLDM or the Sponsor without prior notice to such investors. Such service providers include but are not limited to the Administrators, Transfer Agent, auditors and the legal advisers of the Trust, GLDM and the Sponsor. Additionally, the Trust, GLDM and/or the Sponsor may disclose such nonpublic personal information as required by applicable laws, statutes, rules and regulations of any government, governmental agency or self-regulatory organization or a court order.

For questions about the privacy policy, please contact the Sponsor.

TWO-2